UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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East West Bancorp, Inc.
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East West Bancorp, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 6, 2014

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of East West Bancorp, Inc. (the “Company”) will be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California on May 6, 2014, beginning at 2:00 p.m. for the following purposes:

1.                                      Election of Directors. The election of ten directors to serve until the next annual meeting of stockholders and to serve until his or her successors are elected and qualified;

2.                                      Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2014;

3.                                      Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation; and

4.                                      Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Properly signed and returned proxy cards permit each Proxyholder named therein to vote on such other business as may properly come before the Meeting and at any and all adjournments thereof, in his discretion. As of the date of mailing, the Board of Directors of the Company is not aware of any other matters that may come before the Meeting.

Only those stockholders of record at the close of business on March 10, 2014, shall be entitled to notice of and to vote at the Meeting.

YOUR VOTE IS VERY IMPORTANT. STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By order of the Board of Directors

DOUGLAS P. KRAUSE
Corporate Secretary

Pasadena, California

March 27, 2014

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To be held May 6, 2014

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors” or “Board”) of East West Bancorp, Inc. (the “Company”) for use at its annual meeting (“Meeting”) of stockholders to be held on May 6, 2014, at 135 N. Los Robles Avenue, 6th Floor, Pasadena, California, at 2:00 p.m. and at any adjournment thereof. This Proxy Statement and the enclosed proxy card (“Proxy”) and other enclosures are first being mailed to stockholders on or about March 27, 2014. Only stockholders of record on March 10, 2014 (“Record Date”) are entitled to vote in person or by proxy at the Meeting or any adjournment thereof. The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.                                      Election of Directors. The election of ten persons as directors for one year terms until the next annual meeting of stockholders and to serve until their successors are elected and qualified. The Board of Directors’ nominees are:

Iris S. Chan

Rudolph I. Estrada

Julia S. Gouw

Paul H. Irving

Tak-Chuen Clarence Kwan

John Lee

Herman Y. Li

Jack C. Liu

Dominic Ng

Keith W. Renken

2.                                      Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2014;

3.                                      Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation; and

4.                                      Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Costs of Solicitation of Proxies

This solicitation of Proxies is made on behalf of the Board of Directors of the Company. The Company will bear the costs of solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and employees of the Company may solicit Proxies personally or by telephone and Internet. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

Outstanding Securities and Voting Rights; Revocability of Proxies

The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 143,166,535 shares were issued and outstanding on the Record Date, and 5,000,000 shares of serial preferred stock, par value $0.001 per share, of which no shares were outstanding on the Record Date. A majority of the outstanding shares of Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Our bylaws provide for majority voting in uncontested elections and plurality voting in any election that is contested. Any director who fails to receive a sufficient number of votes for reelection at the annual meeting of stockholders must offer to resign. Our Nominating and Corporate Governance Committee and the Board have 90 days to act on the tendered offer to resign.

Unless otherwise required by law, the Certificate of Incorporation, or Bylaws, approval of the proposals that may properly come before the Meeting, other than the election of directors, require the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote. Accordingly, abstentions as to a particular proposal, other than the election of directors, will have the same effect as a vote against that proposal and broker non-votes will have no effect on the vote. Proposal 3 is an advisory vote and is non-binding on our Board of Directors.

A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy. The enclosed Proxy also contains directions for voting by phone and through the Internet.

Unless revoked, the shares of Common Stock represented by properly executed Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in a properly executed Proxy, your shares of Common Stock will be voted as recommended by the Board of Directors. If you hold shares of Common Stock through a broker or other nominee, your broker or other nominee will vote your shares on your behalf if you provide instructions on how to vote your shares. It is important that you provide voting instructions, because in the absence of instructions, your broker can only vote your shares on the ratification of the Company’s independent registered public accounting firm (Proposal 2), but will not be able to vote your shares on the other proposals.

The enclosed Proxy confers discretionary authority with respect to matters incident to the Meeting and any other proposals of which management did not have notice at least 45 days prior to the date on which the Company mailed its proxy material for last year’s annual meeting of stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors.

Important Notice Regarding Availability of Proxy Materials

For the 2014 Annual Meeting of Stockholders to be Held on May 6, 2014

Pursuant to the Securities and Exchange Commission (“SEC”) rules related to the availability of proxy materials, we have made our Proxy Statement, Annual Report on Form 10-K, and Proxy Card available on the Internet at the “Investor Relations—Investor Relations Kit” section of our corporate website at www.eastwestbank.com. Additionally, you may access our Proxy Statement at http://www.eastwestbank.com/investorproxy, where the Company cannot identify visitors to the site.

BENEFICIAL STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 10, 2014, by (i) each person known to us to beneficially own more than 5% of our outstanding Common Stock, (ii) our directors and director nominees, (iii) our Chief Executive Officer, Chief Financial Officer, and our three highest compensated executive officers whose total annual compensation in 2013 exceeded $100,000 (the “Named Executive Officers” or “NEOs”), and (iv) all our directors and Named Executive Officers, as a group:

	Common Stock
	Number of Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned (1)(2)	Class
5% Holders
FMR LLC(3)	9,033,029	6.31%
245 Summer Street
Boston, MA 02210
The Vanguard Group(4)	8,420,692	5.88%
PO Box 2600, V26
Valley Forge, PA 19482-2600
BlackRock, Inc.(5)	8,360,205	5.84%
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.(6)	8,121,760	5.67%
100 E. Pratt Street
Baltimore, MD 21202

Directors and Named Executive Officers
Dominic Ng (7)	692,902	*
John Lee	359,227	*
Julia S. Gouw(8)	243,871	*
Douglas P. Krause	105,701	*
Keith W. Renken (9)	73,352	*
Herman Y. Li	51,624	*
Irene H. Oh	31,832	*
Jack C. Liu	28,982	*
Andrew S. Kane	21,128	*
James T. Schuler	16,070	*
Paul H. Irving	15,706	*
Iris S. Chan	12,870	*
Rudolph I. Estrada	10,848	*
Tak-Chuen Clarence Kwan	6,351	*
All Directors and Named Executive Officers,
as a group (14 persons)	1,670,464	1.17%

*                                        Less than 1%.

(1)                                      All amounts are based on the respective Schedule 13G filings of the 5% Holders. Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.

(2)                                      Shares that the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the ownership and percentage ownership of the person (or group). This does not include unvested time-based or performance-based restricted stock units. The following individuals have the right to acquire the shares indicated after their names upon the exercise of such stock options: Mr. Ng, 174,964; Mr. Krause, 14,225; and Ms. Oh, 5,690. The aggregate number of shares issuable upon the exercise of options currently exercisable held by the Executive Officers as a group is 194,879.

(3)                                      Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2014, by FMR, LLC.

(4)                                      Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014, by Vanguard Group, Inc.

(5)                                      Based on Schedule 13G filed with the Securities and Exchange Commission on January 29, 2014, by BlackRock, Inc.

(6)                                      Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014 by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)                                      53,000 of these shares are held in two trusts, for the benefit of family members, for which Mr. Ng has voting and investment power.

(8)                                      2,000 of these shares are owned by family members for whom Ms. Gouw has voting and investment power; Ms. Gouw disclaims any beneficial interest in such shares.

(9)                                      32,000 of these shares are owned by a partnership for which Mr. Renken, as a partner, has voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities file with the SEC, and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and stockholders greater than ten percent are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports on Forms 3, 4, and 5 provided during the fiscal year ended December 31, 2013, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis except one late filing on Form 5 was made for each of Messrs. Estrada and Kane.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

Board of Directors and Nominees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors, but may not be less than five. The Board of Directors is nominating ten members to serve one-year terms.

The directors nominated for election at the Meeting are Iris S. Chan, Rudolph I. Estrada, Julia S. Gouw, Paul H. Irving, Tak-Chuen Clarence Kwan, John Lee, Herman Y. Li, Jack C. Liu, Dominic Ng and Keith W. Renken. All of the nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to effect, if possible, the election of the ten nominees for election as directors. In the event that any nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any of the nominees for director will be unavailable to serve on the Board of Directors. Andrew S. Kane has decided not to seek reelection as director.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date hereof, no directorships are held by any director with a company which has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, except that Mr. Ng is a director of Mattel, Inc. and Mr. Renken is a director of Willdan Group, Inc. and Limoneira Company.

The following table sets forth certain information with respect to the Board’s nominees for director of the Company. All directors of the Company are also directors of East West Bank (the “Bank”), the Company’s principal subsidiary. Executive officers serve at the pleasure of the Board of Directors, subject to restrictions set forth in their employment agreements. For further details, see the “Proposal No.1: Election of Directors” and “Employment Agreements and Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Name of Director	Age(1)	Year First Elected or Appointed(2)	Current Term to Expire
Nominees for term expiring 2014:
Iris S. Chan	68	2010	2014
Rudolph I. Estrada	66	2005	2014
Julia S. Gouw	54	1997	2014
Paul H. Irving	61	2010	2014
Tak-Chuen Clarence Kwan	60	2012	2014
John Lee	82	2006	2014
Herman Y. Li	61	1998	2014
Jack C. Liu	55	1998	2014
Dominic Ng	55	1991	2014
Keith W. Renken	79	2000	2014

(1)       Age as of March 27, 2014.

(2)       Refers to the earlier of the year the individual first became a director of the Company and the Bank.

The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the nominees for election as a Director at the Meeting holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development, as further described below.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.

The proposed nominees collectively bring a wide range of experience to the Board with a focus on the core business of the Company as being a financial bridge between the U.S. and Greater China.  In addition, the proposed nominees reflect East West’s heritage and continuing role as one of the largest minority-operated financial institutions in the country. Of the ten persons being nominated as directors, 80% or 8 of the nominees are ethnic/racial minorities. Our board is representative of the rich ethnic diversity and multiculturalism that exists in the United States and in California, where we are headquartered. Of the minority director nominees, seven are Asian immigrants (three are immigrants from Hong Kong, two from Taiwan, one from the Philippines and one from Indonesia) and one is of Latino heritage. Furthermore, the Company is committed to gender diversity on the board and in management roles and 20% or 2 of the nominees are women. The nominees represent one of the most diverse boards of publicly traded financial institutions in the United States.

The principal occupation during the past five years of each director and nominee is set forth below. All directors have held their present positions for at least five years, unless otherwise stated.

Iris S. Chan is currently the Chief Executive Officer of Ameriway, which she founded in 1989. Ameriway focuses on early-stage investments and cross-border trades between North America and Asia. She was the former Executive Vice President and the Group Head of Wells Fargo’s National Commercial Banking Group; and a member of the Wells Fargo Management Committee. Prior to her retirement from Wells Fargo in 2009 after over 20 years of service, Ms. Chan oversaw more than 90 commercial banking and loan production offices throughout the United States. Earlier in her career, Ms. Chan held various management and international banking positions with Bank of America and Citicorp.

Ms. Chan is involved in many community and professional organizations. Currently, she is a board member of the Asia Society and on the board of governors of the San Francisco Symphony. She served on the Board of Directors of the Wells Fargo HSBC Trade Bank, N.A. from 2003 to 2009. Previously, she was a member of the business advisory board of University of Southern California Marshall School of Business; and Carnegie Mellon GSIA.

Ms. Chan has received various awards and recognition for her work. In 2007 and 2008, she was named one of the “25 Most Powerful Women in Banking” by American Banker magazine. We believe that Ms. Chan’s high-level executive and oversight experience in the financial services industry including in the financial oversight and internal controls area well qualifies her to serve on our Board. She brings to the Board a deep understanding of commercial lending and credit risk oversight in a banking environment, in addition to her perspectives on U.S.-Asia cross-border trade and investment.

Rudolph I. Estrada is the Lead Director of the Board. He has over 35 years of banking and business experience and is a former Presidential appointee serving as Commissioner on the White House Commission on Small Business. He also served as the Los Angeles District Director for the U.S. Small Business Administration, the largest SBA district in the United States. Mr. Estrada is President and CEO of Estradagy Business Advisors, a business and banking advisory group that serves small- and medium-sized businesses.

Mr. Estrada has also served for over 35 years as a professor of entrepreneurship, management, ethics and finance with the California State University system. He has served on the boards of several corporate and nonprofit organizations, including the Didi Hirsch Mental Health Center, the California State Parks Foundation, the University of Southern California Mexican-American Alumni Association and as Chairman of the Board of Trustees of Sias University in the Henan Province of China. We believe that Mr. Estrada’s extensive management and executive experience in the public and private sector well qualifies him to serve on our Board. He brings to the Board a valuable small business lending and public service perspective and also a focus on the prudent management and operations of businesses in a heavily regulated environment.

Julia S. Gouw is President and Chief Operating Officer of East West Bancorp, Inc. and East West Bank. Ms. Gouw joined East West Bank in 1989 and prior to her current role, Ms. Gouw served as Chief Financial Officer until April 2008 and as Chief Risk Officer through the end of 2008. Before her career at East West, Ms. Gouw spent over five years as a CPA at KPMG LLP.

Ms. Gouw has been recognized numerous times throughout her career, in the financial community, being named to the “Best CFO’s in America” list by Institutional Investor Magazine, to the “Top 10 CFO’s” list by U.S. Banker, and to the “25 Most Powerful Women in American Banking” by American Banker magazine. She was also recognized as a Philanthropist of the Year by the Los Angeles Business Journal.

Ms. Gouw serves on the boards of Pacific Mutual Holding Company and PacificLife Corp. She also serves on the board of the California Bankers Association and on the Board of Overseers of the UCLA Health System. We believe that Ms. Gouw’s extensive banking career and proven financial expertise well qualifies her to serve on our Board. She brings to the Board a long and deep knowledge of the business and operations of East West, the financial services industry, and the role of financial institutions in improving the communities and markets in which they operate.

Paul H. Irving is President and a member of the board of the Milken Institute, a nonprofit organization focused on job creation, capital access and health enhancement. Mr. Irving is a member of the boards of directors of Encore.org and Operation Hope, the George Washington University School of Public Health dean’s council, the board of counselors of the USC Davis School of Gerontology, and the advisory board of Partners for Livable Communities.

Previously, Mr. Irving was an advanced leadership fellow at Harvard University and chairman, CEO, managing partner and head of the financial services group of Manatt, Phelps & Phillips, LLP, a law and consulting firm. Mr. Irving served as an adjunct professor and received the Board of Governors Award for outstanding contributions to society and the law at Loyola Law School. We believe that Mr. Irving’s extensive legal experience in the financial services industry and distinguished management experience well qualifies him to serve on our Board. He brings to the Board a valuable perspective on corporate governance, regulatory and legal issues based on his long experience as an outside advisor to banks and other heavily regulated businesses. He also brings insights from his current position as president of a nonprofit organization focused on using capital markets to solve social and economic challenges.

Tak-Chuen Clarence Kwan is a retired senior partner of the Chinese Services Group of Deloitte LLP. He joined Deloitte in 1978 where he held a number of leadership roles, including National Managing Partner of the Chinese Services Group of Deloitte U.S. and National Managing Partner and Deputy CEO of Deloitte China. Mr. Kwan has over 35 years of financial advisory and management experience.

Mr. Kwan has been actively advising U.S., Chinese, and other multinational companies on cross-border investment, including mergers and acquisitions, joint ventures and other direct foreign investments. He has also assisted large and high-growth Chinese enterprises, both state-owned and privately-held, to achieve sustainable success in the U.S. We believe that Mr. Kwan’s extensive international experience and financial expertise well qualifies him to serve on our Board. He brings to the Board the perspective of his long focus on doing business in China and on U.S.-China investments as well as on the internal control, financial oversight and auditing aspects of overseeing businesses.

John Lee is Vice Chairman of the Board of East West Bancorp, Inc. and East West Bank. Mr. Lee co-founded Standard Bank in 1980, a $923 million asset federal savings bank acquired by East West in 2006. Mr. Lee served as Chairman, President and CEO of Standard Bank until the acquisition. Mr. Lee began his long and distinguished career in banking at East West Bank, where he was the first general manager of East West Bank in the Chinatown district of Los Angeles.

Mr. Lee is active in a variety of philanthropic activities and is an avid supporter of education in Chinese art and culture. He is a member of the Board of Governors of the Bowers Museum of Cultural Art. We believe that Mr. Lee’s comprehensive knowledge of banking operations and high-level management experience well qualifies him to serve on our Board. He brings to the Board his perspective of the Asian-American community and banking market as well as the management and operations of a community bank.

Herman Y. Li is Chairman of the C&L Restaurant Group, Inc., a franchisee of Burger King and Denny’s restaurants in multiple states. He also serves as a board member for Restaurant Services, Inc., a Burger King system independent purchasing and distribution service co-op.

Mr. Li is on the board of the Committee of 100, a nonprofit nonpartisan membership organization that brings a Chinese American perspective to issues concerning Asian Americans and U.S.-China relations. We believe that Mr. Li’s extensive and varied business career well qualifies him to serve on our Board. He brings to the Board both an entrepreneurial and a consumer marketing/brand management perspective.

Jack C. Liu is a senior attorney with Alliance International Law Offices. Prior to that, Mr. Liu was Senior Advisor for Morgan Stanley International Real Estate Fund (“MSREF”) and was President of MSREF’s affiliate New Recovery Asset Management Corp. Mr. Liu advises on business and legal aspects of international corporate, real estate, and banking matters. He currently serves on several boards of publicly listed companies in Asia.

Mr. Liu is admitted to practice law in the jurisdictions of California, Washington, D.C. and Taiwan. We believe that Mr. Liu’s extensive executive management experience internationally and domestically well qualifies him to serve on our Board.  He brings to the Board his experience and insight on doing business in Asia, as well as his board-level perspective and leadership on risk management and oversight of heavily regulated companies.

Dominic Ng is Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, which he joined in 1991. Mr. Ng transformed East West from a small savings and loan association with $600 million in assets and a market capitalization of $40 million in 1991, into the full-service international and commercial bank it is today - with $24.7 billion in assets and a market capitalization of $4.8 billion as of December 31, 2013. East West Bank is currently among the top 30 U.S. banks by total assets and market capitalization and ranked in the top 10 of the 100 Best Banks in America by Forbes for four consecutive years. Prior to taking the helm of East West Bank in 1991, he was president of Seyen Investment, after having spent ten years as a CPA with Deloitte & Touche in Houston and Los Angeles.

Mr. Ng currently serves as Chairman of the Committee of 100, a nonprofit nonpartisan membership organization that brings a Chinese American perspective to issues concerning Asian Americans and U.S.-China relations. He also serves on the Board of Directors of Mattel, Inc.

Mr. Ng is also known for his business and community leadership. The Sino-US Times named Mr. Ng as one of the top 20 U.S. and China Economic Trade leaders in 2013. Mr. Ng was also named by Forbes as one of the 25 most notable Chinese Americans and by the Los Angeles Times as one of the 100 most influential people in Los Angeles. He was the first Asian American campaign chair for United Way of Greater Los Angeles. He was named by the Los Angeles Business Journal as the Business Person of the Year and received the Chinese CEO of the Year Award from the Chinese CEO Organization. We believe that Mr. Ng’s extensive management experience and financial expertise well qualifies him to serve on our Board. He brings to the Board a long and deep knowledge of the business and operations of East West, of the financial services industry in the United States and in Greater China, and of U.S.-China cross-border trade and investments.

Keith W. Renken is a former Senior Managing Partner of Deloitte & Touche, LLP, Southwest Region, from which he retired in 1992. Subsequent to his retirement, he was a professor in the University of Southern California Leventhal School of Accounting graduate program for over a decade. He is currently the Managing Partner of Renken Enterprises, which provides management consulting to real estate operations and consulting to emerging growth companies.

Mr. Renken currently serves on the boards of Willdan Group, Inc., Limoneira Corporation and Whittier Trust Company. He previously served on the boards of Coast Federal Bank, Pacific Gulf Properties, U.S. Rentals, Nissan Motors (advisory board), and AON Risk Services (advisory board). He is or has served on the boards of various nonprofit entities, including the California Science Center Foundation, the Children’s Bureau of Los Angeles, Forest Lawn Foundation and Unihealth Foundation. We believe that Mr. Renken’s extensive management experience and financial expertise well qualifies him to serve on our Board. He brings to the Board his perspective and extensive experience with respect to the management, financial oversight and auditing of public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. These principles are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. The Company has adopted formal Corporate Governance Guidelines to explain our corporate governance principles to investors. In addition, the Company has also adopted a Code of Conduct. These guidelines, as well as our Code of Conduct and other governance matters of interest to investors, are available through our website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Strong Governance Practices:

We have a commitment to strong and sustainable governance practices. We continuously review our practices to ensure effective collaboration of management and our Board.
• 8 of our 10 continuing directors are independent
• Our Board has adopted and published committee charters and also guidelines for its Lead Director position to guide its oversight
• The Audit, Compensation, Risk Oversight and Nominating /Governance Committees are restricted to independent directors
• We have stock ownership guidelines for directors
• We do not have shareholder rights plan or “poison pills”
• Threshold to call a special meeting is 10% of our shareholders
• Average attendance in 2013 at Board and committee meetings of 97%

DIRECTOR INDEPENDENCE/FINANCIAL EXPERTS

The Company’s Board of Directors has conducted a review regarding the “independence” of each of its members under the standards of Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (the “NASDAQ”) listing standards. In making such determination, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any. The Board has determined that nine of the eleven current members and eight of the ten director nominees, all of whom are non-employee directors, satisfy the NASDAQ’s “independence” requirements. The current independent directors are: Iris S. Chan, Rudolph I. Estrada, Paul H. Irving, Andrew S. Kane, Tak-Chuen Clarence Kwan, John Lee, Herman Y. Li, Jack C. Liu and Keith W. Renken. Accordingly, a majority of the Board of Directors, and all members of its Audit, Compensation, Risk Oversight and Nominating/Corporate Governance Committees, satisfy the independence requirements of the NASDAQ.

In addition, the Board of Directors has conducted a review regarding the qualifications of each member of the Audit Committee under the standards of Rule 5605(c)(2)(A) of the NASDAQ listing standards and Section 10A(m) of the Exchange Act and determined that all members meet these standards.

The Company’s Board of Directors has also conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered a “financial expert” as that term is defined by the SEC. Based on its review, the Board determined that all members of the Audit Committee, Iris Chan, Tak-Chuen Clarence Kwan, and Keith W. Renken, its chairman, qualify as “financial experts” by reason of their prior job experience.

BOARD LEADERSHIP STRUCTURE

The Board has carefully considered the issue of Board leadership. The Board believes it is best to evaluate regularly whether the Company is best served at any particular time by having the CEO or another director also hold the position of chairman. Accordingly, the Company does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in the best interest of the Company to make that determination on a regular basis based on the position and direction of the Company and the membership composition of the Board.

The Board has determined that having the Company’s Chief Executive Officer also serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, while fostering greater communication between the Company’s management and the Board. In addition, the designation of the CEO with the additional title as Chairman is important when dealing with overseas customers and dignitaries who are less familiar with the relatively recent trend in corporate titles in the United States and have the perception that they are not dealing with the senior decision maker of the Company if they are not dealing with the Chairman. The Company has extensive experience and dealings with persons from countries where this perception exists.

The Board also made this decision with the recognition that under the Company’s governance structure the powers and duties of a Chairman and a lead director differ only in that the Chairman presides over the normal business portion of the meetings of the Board. Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the fact that he does not preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, or to address any issues the Board chooses, independently of the Chairman. In addition, much of the work of the Board is conducted through its committees, none of which, other than the Executive Committee, is chaired by the chairman of the Board. In addition, this determination not to separate the roles of Chairman and CEO at this time also recognizes that the directors are already strongly independent, with 8 of the 10 nominees for director being independent under the NASDAQ and East West Bancorp Board standards and with all current members and 2014 nominees of the Audit, Compensation, Nominating and Corporate Governance, and Risk Oversight Committees being independent.

The Company has established a governance structure with a strong role for the lead director (the “Lead Director”). The Board elected Rudolph I. Estrada to be lead director in July of 2013. The lead director’s specific duties include:

•                  lead executive sessions of the Board’s independent or non-management directors, and preside at any session of the Board where the Chairman is not present;

•                  act as a regular communication channel between our independent directors and the CEO;

•                  set the Board’s agenda jointly with the CEO;

•                  approve Board meeting schedules to ensure there is sufficient time for discussion of all agenda items;

•                  oversee the scope, quantity and timing of the flow of information from management to the Board;

•                  be the representative of the independent directors in discussions with our major shareholders regarding their concerns and expectations;

•                  call special Board meetings or special meetings of the independent directors, as needed;

•                  approve the retention of consultants who report directly to the Board;

•                  advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board;

•                  review shareholder communications addressed to the full Board or to the lead director.

More information about the lead director position can be found through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents, Corporate Governance Guidelines.

RISK OVERSIGHT AND THE BOARD

The Board of Directors maintains active involvement and responsibility for oversight of risks that could affect the Company arising out of its operations and business strategy. The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s enterprise risk management and it’s identified enterprise risk categories. The identified risk categories include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international. The Chief Risk Officer of the Company works with the Risk Oversight Committee to set meeting agendas and attends Risk Oversight Committee meetings. In addition, the Audit Committee of the Board focuses on the accuracy of financial reporting, the existence of internal controls, and compliance with laws and Board policies. The Board satisfies its responsibility for risk oversight through written or oral reports directly from the Risk Oversight Committee, the Audit Committee and senior officers with oversight responsibility for particular risks within the Company. Such reports include risk trends, results of strategic and capital plan monitoring, results of regulatory issue monitoring and financial and credit and operational key risk indicators. In addition to the Risk Oversight Committee and Audit Committee, other committees of the Board of the Company and East West Bank consider the risks within their areas of responsibility. For example, the Compensation Committee of the Company considers the risks and potential implications of our executive compensation programs.

COMMITTEES OF THE BOARD OF DIRECTORS

The business of the Company’s Board of Directors is conducted through its meetings, as well as through meetings of its committees. The standing committees report on their deliberations and actions at each full Board meeting. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our website. Set forth below is a description of the committees of the Board.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters. The Audit Committee also engages the independent public accountants, reviews the scope and results of the procedures for internal auditing, reviews the Company’s financial statements, reviews the independence of the Company’s independent auditors, and approves all auditing and non-auditing services performed by its independent auditors. The Audit Committee currently consists of Iris Chan, Tak-Chuen Clarence Kwan, and Keith W. Renken, as chairman. All members of the Audit Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has an Audit Committee, which consists of the same directors who comprise the Company’s Audit Committee and which Committee generally meets jointly with the Company’s Audit Committee. During 2013, the Audit Committee met eight times. The charter of the Company’s Audit Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Compensation Committee

The Compensation Committee establishes and administers the executive compensation policies and plans of the Company. The Compensation Committee also oversees the development of, and approves annually, the compensation and benefits of the Chief Executive Officer and the other NEOs. The Compensation Committee establishes, with the input from the full board, performance goals for the Chief Executive Officer, and evaluates his performance in light of those goals. The Compensation Committee also receives input from the Chief Executive Officer with respect to the performance of the other NEOs.  In connection with establishing appropriate compensation policies, the Compensation Committee reviews compensation and benefit programs of peer companies. The Compensation Committee currently consists of Iris S. Chan, Paul H. Irving and Andrew S. Kane, as chairman. All members of the Compensation Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has a Compensation Committee, which consists of the same directors who comprise the Company’s Compensation Committee and which Committee generally meets jointly with the Company’s Compensation Committee. During 2013, the Compensation Committee met four times. The charter of the Compensation Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents. For a more comprehensive discussion of the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay – Responsibilities of the Compensation Committee” in this Proxy Statement.

Risk Oversight Committee

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making. The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s identified enterprise risk categories on behalf of the Board of Directors. The identified risk categories include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international. The Risk Oversight Committee currently consists of Tak-Chuen Clarence Kwan, John Lee and Jack C. Liu, as chairman. The Bank also has a Risk Oversight Committee, which consists of the same directors who comprise the Company’s Risk Oversight Committee and which Committee generally meets jointly with the Company’s Risk Oversight Committee. During 2013, the Risk Oversight Committee met five times. The charter of the Risk Oversight Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. The Nominating/Corporate Governance Committee currently consists of Paul H. Irving, John Lee, and Herman Y. Li as chairman. All members of the Nominating/Corporate Governance Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has a Nominating/Corporate Governance Committee, which consists of the same directors who comprise the Company’s Nominating/Corporate Governance Committee and which Committee generally meets jointly with the Company’s Nominating/Corporate Governance Committee. During 2013, the Nominating/Corporate Governance Committee met two times. The charter of the Nominating/Corporate Governance Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Executive Committee

The Executive Committee is authorized to exercise certain powers of the Board of Directors during intervals between the meetings of the Board of Directors. The Executive Committee currently consists of Rudolph I. Estrada, Julia S. Gouw and Dominic Ng. The Bank also has an Executive Committee, which consists of the same directors who comprise the Company’s Executive Committee. The Executive Committee met two times in 2013. The charter of the Executive Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Board Attendance of Meetings

Both the Company’s Board of Directors and the Bank’s Board of Directors met eight times during 2013. All of the directors attended all of the meetings of the Company’s Board of Directors, and all of the meetings of the Bank’s Board of Directors and of the committees on which he or she served in 2013, except where one member was absent from one committee meeting. Accordingly, all directors attended at least 75% of the Board meetings and the committee meetings of which they are a member; 97% of Board and committee meetings had the full membership in attendance. The policy of the Company is to encourage all director nominees to attend the annual meeting of stockholders. All of the directors were in attendance at the 2013 annual meeting of stockholders.

Role of Compensation Consultant

The Compensation Committee has the authority to obtain assistance and advice from advisors to assist with the evaluation of compensation matters without the approval or permission of management or the Board. The Compensation Committee uses advisors to obtain candid and direct advice independent of management, and takes steps to satisfy this objective. First, in evaluating firms to potentially provide advisory services to the Compensation Committee, the Compensation Committee considers if the firm provides any other services to the Company. In addition, while members of management may assist the Compensation Committee in the search for advisors, the Compensation Committee ultimately and in its sole discretion makes the decision to hire or engage a consultant and provides direction as to the scope of work to be conducted. The Compensation Committee of the Board of Directors has retained Frederic W. Cook & Co. (“Cook & Co.”) as its independent compensation consultant since October 2010. The Compensation Committee retains Cook & Co. to:

•                  Assist and advise the Compensation Committee during its meetings;

•                  Provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive and non-employee compensation programs;

•                  Compile and analyze compensation data for financial services companies;

•                  Assist the Compensation Committee in forming a peer group;

•     Provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company as compared to comparable financial services companies.

The Compensation Committee has evaluated the relationship of the compensation consultant with both the Company and the Compensation Committee, including the provision of other services to the Company (there is none), fees paid by the Company as a percentage of the consultant’s total annual revenue (less than 1%), policies and procedures of the consultant to mitigate conflicts of interest, business or personal relationships of the consultant with any member of the Compensation Committee, any Company stock held by the consultant, and any business or personal relationships of the consultant with any executive officer of the Company, and concluded that the compensation consultant meets the criteria of an independent advisor for all years engaged.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

In addition, nominations for director may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with the Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than thirty (30) calendar days or more than sixty (60) calendar days prior to the meeting at which directors are to be elected. However, in the event that less than forty (40) calendar days’ notice of the meeting is given to stockholders, notice by the stockholder, to be timely, must be delivered not later than the close of business on the tenth (10th) day following the date of mailing the notice of the meeting to stockholders. Such notification shall contain the following information: (a) all information about each proposed nominee that would be required in a proxy solicitation under the federal proxy rules; (b) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice.  Nominations not made in accordance with the requirements in the Bylaws may be disregarded.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Nominating/Corporate Governance Committee recommended nominees for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, finance, accounting, law or public interest. The Nominating/Corporate Governance Committee strives to nominate director candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. In addition, the Nominating/Corporate Governance Committee seeks to nominate directors with a diversity of origin, background, experience, and thought. All directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

COMMUNICATIONS WITH THE BOARD

The Company’s Board of Directors welcomes suggestions and comments from stockholders. All stockholders are encouraged to attend the annual meeting of stockholders where senior management and representatives from the Company’s independent auditors, as well as members of the Board, will be available to answer questions. Stockholders may also send written communications to the Board by writing to the Secretary of the Board of Directors at East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee or to the Chairman of the Board or to any individual director specified in the communication, as applicable.

EXECUTIVE SESSIONS

The independent Directors generally meet in executive sessions without management or any of the other non-independent directors present at every regularly scheduled meeting of the Board. The sessions are chaired by the Lead Director. Any director can request that an additional executive session be scheduled.

STOCK OWNERSHIP GUIDELINES

All directors and executive officers are required to own the Company’s Common Stock to further align management’s financial interests with stockholders’ interests. The Company’s stock ownership guidelines for directors and officers are posted on the Company’s website and be found at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

In addition, executive officers have additional holding requirements for stock acquired as part of their compensation, with a majority of the shares acquired (net of taxes)  being required to be held until retirement, as granted under these guidelines. If the holding requirement is greater than the guidelines set forth above for the directors and executive officers, the higher holding requirements will apply and an executive may have holding requirements greater than the above guidelines.

Executive officers may not pledge or engage in hedging strategies or sell short or trade derivatives involving the Company’s securities.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing the compensation of the directors and making recommendations for changes to the Board of Directors. Employees of the Company and its subsidiaries are not compensated for service as directors of the Company or its subsidiaries and are not included in the table below. The compensation received by Mr. Ng and Ms. Gouw as employees of the Company is shown in the “Summary Compensation Table”.

In 2013, non-employee directors received an annual cash retainer of $40,000 and an annual stock award of $70,000 of Common Stock. The lead director receives an additional annual cash retainer of $50,000. The lead director also acts as the Board representative to the Company’s strategic markets advisory council of outside community leaders and receives a cash retainer of $70,000 for such additional Board service. The committee chairs each receive an additional annual cash retainer as follows: Audit $20,000; Compensation $20,000; Risk Oversight $15,000; Nominating/Corporate Governance $12,500. Non-employee directors also receive a meeting fee of $1,500 for each Committee meeting attended.

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2013:

2013 Non-Employee Director Compensation Table

Name	Fees Earned Paid in Cash	Stock(2) Awards	All Other Compensation	Total
Iris S. Chan	$55,000	$70,000	$-	$125,000
Rudolph I. Estrada(1)	175,000	70,000	35,000	280,000
Paul H. Irving	55,000	70,000	-	125,000
Andrew S. Kane	73,500	70,000	-	143,500
Tak-Chuen Clarence Kwan	53,500	70,000	-	123,500
John Lee	52,000	70,000	-	122,000
Herman Y. Li	61,500	70,000	-	131,500
Jack C. Liu	62,500	70,000	-	132,500
Keith W. Renken	73,500	70,000	-	143,500

(1)                                     The amount shown under “All Other Compensation” represents consulting fees paid during the year to Mr. Estrada. Payments of these consulting fees ended in June 2013 prior to Mr. Estrada assuming the position of Lead Director in July 2013.

(2)                                     All stock was granted on July 23, 2013, with a grant date price of $31.49, the closing price of the shares on that date.

COMPENSATION DISCUSSION AND ANALYSIS

CONTENTS

SECTION ONE	OVERVIEW AND EXECUTIVE SUMMARY

SECTION TWO	HOW WE ESTABLISH EXECUTIVE PAY

SECTION THREE	2013 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS

SECTION FOUR	2014 EXECUTIVE COMPENSATION PROGRAM DECISIONS

SECTION FIVE	2014 EXECUTIVE COMPENSATION GOVERNANCE

SECTION ONE - OVERVIEW AND EXECUTIVE SUMMARY

Strong Compensation Practices:

The Company has a commitment to close correlation of pay and performance, alignment with shareholder interests and strong, sustainable governance practices.  We continuously review our practices to ensure they are effective and we reach out to stockholders and others for input.  Our practices have or will have the following features:

• Majority of executive compensation is at risk and subject to performance metrics

• In 2014, the majority of compensation will be long term incentive compensation and 100% will be subject to performance metrics

• Stock ownership guidelines for senior officers; majority of stock grants must to be held until retirement

• No tax gross ups, single trigger change of control payments or other disfavored practices

• Claw backs based on restatements for any reason

Strong Financial Performance:

The Company had strong financial performance in 2013 and in prior years.  The sustained success of our bridge model is reflected in total shareholder return substantially above peer group average for past 1, 3 and 5 year periods and the following metrics:

• EPS grew 11% in 2013; fifth consecutive year of increased EPS

• Return on Equity (“ROE”)  greater than the 90th percentile of the peer group

• Return on Assets (“ROA”) greater than the 90th percentile of the peer group

• Strong capital levels

• NPA/Total Assets below peer group average

•  In the top 10 of all banks in the country with assets over $20 billion in terms of return on equity, return on assets and net interest margin, per SNL Financial LC

• 1, 3 and 5 year annualized total shareholder returns of 66.31%, 23.35% and 18.28%, substantially above peer group averages of 43.12%, 11.05% and 8.36%, and above the KBW Regional Bank index of 43.66%, 13.78% and 5.71%.

• Increased dividends 50% in 2013 and 20% in 2014

Overview

The Compensation Committee and the Company are committed to a pay for performance philosophy and this Compensation, Discussion and Analysis (“CD&A”) provides information about the strategies and policies developed to execute on this philosophy as it pertains to total executive compensation.  The strategies and policies of the Compensation Committee have been refined so that our executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

As a foundation of our executive compensation program, the Compensation Committee is committed to strong governance processes and meeting shareholder expectations with respect to its compensation practices. As discussed in the section “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay”, in connection with refining our 2013 compensation program and developing our 2014 compensation program the Company actively solicited input from large stockholders and talked or met with many of the larger shareholders. The Committee also considered published guidance from governance advisors and the expectations of banking regulators. The Committee also reviewed and considered the practices of peer banks with which the Company competes for employees.

As discussed in detail below, as a result of this outreach and review process, the Compensation Committee has changed its program this year, among other things, to increase the proportion of compensation that is at risk each year and to increase the proportion of compensation that is subject to long term performance metrics. The Committee has continued to develop and refine incentive metrics that are focused on building the bridge business model and on continuing the sustained and strong performance of the Company.

The Compensation Committee is pleased to report that the Company has in 2013 again achieved strong financial performance. The Company has increased earnings per share for five consecutive years and at a rate substantially greater than its 2013 Peer Group. The Company has also outperformed its peers in 2013 in terms of return on equity, return on assets and other key metrics.

2013 Financial Performance

The Company achieved record net income and a strong financial performance in 2013. The Company exceeded its financial goals and made progress towards achieving its organizational objectives. Further, the Company outperformed its 2013 Peer Group and industry averages under several key performance indicators for financial institutions. For the list of the banks in the 2013 Peer Group and for information on how the 2013 Peer Group was selected, refer to “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay” of this Proxy Statement.

Return on Equity and Return on Assets are key metrics that are utilized to measure performance in the banking industry.  In 2013, the Company achieved ROE and ROA that were above both the industry average1 and our 2013 Peer Group average.

Other financial highlights for 2013:

•                   Earnings Per Share – Fifth consecutive year of increased earnings per share.  For the full year 2013, earnings per share increased 11%. This increase is substantially better than our 2013 Peer Group, average increase in earnings per share of 2.95% in 2013.

•                   Credit Quality/Nonperforming Assets – Our ratio of Nonperforming Assets (“NPA”) to Total Assets ended the year at 0.53%. This is better than our 2013 Peer Group average of 0.80% and the industry average of 1.62%1.

•                   Strong Loan Growth – Total loans grew 20% during the full year 2013. This is substantially better than our 2013 Peer Group average of 6% and the industry average of 3% as reported by the FDIC1.

•                   Strong Deposit Growth – Total deposits grew 11% during the full year 2013.  This is substantially better than our 2013 Peer Group average of 3% and the industry average of 3% as reported by the FDIC1.

•                   Strong Capital Levels – Capital levels for the Company remain high. As of December 31, 2013, our Tier 1 risk-based capital and total risk-based ratios were 11.9% and 13.5%, respectively, compared to regulatory well capitalized requirements of 6% and 10%, respectively.

1 Industry average based on FDIC’s Quarterly Banking Profile for FDIC-Insured Commercial Banks for the related periods.

The Company’s strong financial performance was recognized by rankings in the top 10 of the 100 Best Banks in America by Forbes for 2010, 2011, 2012 and 2013. Based on data obtained from SNL Financial LC, for all U.S. banks with assets over $20 billion, for 2013 performance, we are in the top 10 for return on equity, return on assets and net interest margin.

These accomplishments also contributed to strong total shareholder returns in 2013. Our 2013 total shareholder return was 66.31% as compared to our 2013 Peer Group of 43.12% and compared to the KBW Regional Bank Index of 43.66%. Our three year and five year annualized total shareholder return was 23.35% and 18.28%, respectively, which significantly exceeded our 2013 Peer Group which had annualized returns of 11.05% and 8.36%, respectively, over these periods and compared to the KBW Regional Bank Index with returns annualized of 13.78% and 5.71%, respectively, over these periods.

Our long-term organizational objective is to build a “financial bridge” between the United States and Greater China. This financial bridge consists of the specialized skills, expertise and infrastructure that enable our customers to satisfy their business and financial needs within and across these two markets. We believe our unique strategy provides us with a competitive advantage and we are not aware of any other of the largest 50 United States banks that focus on this as their primary long-term business strategy. We are one of the few U.S. banks with banking branches in China. We have grown our domestic lending with a focus on industries and sectors with the most cross-border growth potential, including entertainment and media, technology, life sciences, agriculture, aviation, clean technology, venture capital and private equity. Our long-established real estate and trade finance teams increase market share and perform well in 2013. In January 2014 we completed the acquisition of MetroCorp Bancshares, Inc., which provides us an increased presence in Texas, specifically Houston and Dallas. Both Houston and Dallas are home to significant Asian-American populations and have growing U.S. – China trade related business opportunities. In December 2013 we opened our first branch in Las Vegas, Nevada, another location with a significant Asian-American population. Also we have recently obtained approvals for new branches in Shenzhen, China, and in the recently established China (Shanghai) Pilot Free Trade Zone. These two new branches in China are expected to open in 2014 and with this expanded network we expect to have more opportunities to provide our cross-border customers a wider array of banking services and products. In 2013 we realized tangible value from these long term bridge banking efforts by again delivering strong financial results for our stockholders.

The compensation decisions described in this CD&A reflect the payment of performance-based compensation consistent with the sustained strong financial performance of the Company over many years, including in 2013.

Objectives of the Company’s Executive Compensation Program

There are five primary objectives of the Company’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved

Support the achievement of the Company’s vision and business strategy	•	Incentive program performance objectives are tied to both financial and strategic objectives.
	•	The compensation programs provide an incentive for executives to meet and exceed Company goals.

Pay for performance, which we believe will increase long-term stockholder value	•	Compensation awards are based upon performance against Company financial and strategic goals, as well as business division goals.

	•	When goals are not achieved and when performance is below the threshold goals, there will be no bonus payouts and compensation awards will be below target levels.

Attract and retain talented executives to succeed in today’s competitive marketplace	•	Executives are held accountable for results and rewarded with above target levels when Company and business division goals are exceeded.

	•	The payments of certain long-term incentive awards are deferred through vesting and holding requirements.

Align the interests of our executive officers and stockholders	•	Long-term incentive compensation awards are equity-based.
	•	A significant portion of compensation is equity-based.
	•	Stock ownership requirements are in place for all named executives.

Avoid creating excessive risk	•	Incentive awards are capped.
	•	Multiple performance metrics are used, including those that serve to reduce risk.
	•	The Executive Compensation Recovery Policy is applied to performance based bonus payments and to long-term performance based equity awards.
	•	The payments of certain long-term incentive equity awards are deferred through vesting and holding requirements.
•

The Compensation Committee has the authority to exercise discretion to reduce bonus payments even if established goals are achieved, including instances in which executives engage in excessive risk taking.

Pay for Performance Philosophy

The Company is committed to the compensation philosophy of paying for performance and the premise that compensation programs serve to motivate and reward the achievement of financial and strategic goals of the Company, which management believes will increase long-term stockholder value. The compensation of the Named Executive Officers is predominantly variable and at risk, based upon the achievement of the Company’s financial budget and performance goals. The majority of compensation is tied to meeting short and long term performance goals. The metrics for both short term (earnings per share, loan growth, return on equity, and NPA/total assets) and long term incentive compensation (return on assets and efficiency ratio compared to peers) are tied to our strategic and risk management goals as discussed below. Success in meeting those goals translated into strong financial performance in 2013. The Company performed well in 2013 but also has consistently done so and has had strong goal achievement since the 2008 financial crisis. As noted above, the Company’s performance was substantially better than peers in numerous key metrics for financial institutions, including return on equity, return on assets, low nonperforming assets, and increased earnings and earnings per share both in 2013 and in the years since the 2008 financial crisis. Other achievements in 2013 and prior years are discussed in further detail at “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2013 Financial Performance”.

Primary Elements of the Company’s Executive Compensation Program

The primary elements of the Company’s executive compensation program are presented in summary format in the chart below and more fully explained in the text immediately following the chart.

Total Rewards Element	Why We Provide It	How We Determine the Amount	What it is Intended to Reward

Base Salary	To provide a competitive level of fixed income based on:	Survey group analysis and salary survey data is utilized to establish base salary levels	Individual performance, level of experience and responsibility
• Impact on business
	• Relative importance of executive to organization versus other executives	Annual merit increases are awarded based on individual performance and marketplace competitiveness
• Experience in the job
• Individual performance

Performance Based Bonus	To provide performance-based pay for annual performance	Performance based:	Company performance and individual and departmental performance Development of critical company capabilities

Potential awards are based on a calculated target Strategic goals are established by CEO to develop organizational capabilities to drive growth and stockholder value

• Company performance measures
• Company strategic goals
• Departmental and individual performance

Long-Term Incentives (Performance Restricted Stock Units)	To drive value creation for stockholders over the long-term	Performance based:

	• Provides at-risk performance pay opportunity for long-term performance	Equity awards are granted based on a combination of the executive’s performance and the total annual peer compensation and salary survey data	Rewards overall company performance and creation of stockholder value
• Equity awards vest through achievement of company performance measures
• Aligns with shareholder interests

Elements of Compensation: Base Salary

Base salary is a fixed portion of compensation based on a combination of 2013 Peer Group salary data, salary survey data, and individual’s skills, responsibilities, experience and relative importance to the Company.  Actual salaries reflect an individual’s responsibilities, his or her performance in his or her role over time and other factors, such as the Compensation Committee’s (and the CEO’s in the case of other Named Executive Officers) assessment of the individual NEO’s performance.

Elements of Compensation: Performance-Based Bonus

The Compensation Committee developed a cash incentive program (the “Performance-Based Bonus Plan”) to reward executives for achieving critical Company goals. The Company believes that performance-based bonuses serve to motivate and reward executives for meeting or exceeding Company-wide financial and strategic goals, and departmental or individual goals. The 2013 Performance-Based Bonus Plan was structured to balance financial rewards and business risks by including multiple Company performance measures. Additionally, Named Executive Officers, excluding the CEO and the President, whose goals were all company-wide goals, were also assigned individual and departmental goals. The 2013 Performance-Based Bonus Plan is subject to our Executive Recovery Policy, which provides for the claw back of executive compensation if triggering events occur. The target award opportunity for each Named Executive Officer is expressed as a percentage of base salary.

Under the 2013 Performance-Based Bonus Plan, executives were eligible to earn formula-based incentive compensation calculated as follows:

•	75% of the incentive compensation is based on Financial Metrics that are readily comparable to peer banks to measure the Company’s performance against the performance of peers.

•	25% of the incentive compensation is based on non-formulaic Strategic Objectives that are focused on the Company’s business model and strategy that are not readily comparable to other banks.

Financial Metrics

The 75% portion of incentive compensation that is based on the achievement of corporate financial metrics for 2013 was as follows (1) 40% weighting on achieving target diluted earnings per share, (2) 25% weighting on achieving growth in total loans, (3) 20% weighting on achieving target return on equity and (4) 15% weighting on achieving a target NPA/total asset ratio.

Diluted Earnings Per Share

The financial objectives include a 40% weighting based on achieving target diluted earnings per share of $2.04. A threshold of 50% achievement would be achieved if earnings were $1.96 per share with no credit given for earnings less than that amount. A maximum achievement of 200% would be achieved if earnings per share were $2.12 per share.

The target earnings per share goal was determined based on the Company’s annual financial budget for 2013.  The target earnings per share goal of $2.04 was also in line with analysts’ expectations for the Company for 2013. The goals required the Company to achieve increased earnings per share in 2013 for a fifth consecutive year and at a rate in excess of that achieved by our 2013 Peer Group. See “Section One – Overview and Executive Summary – 2013 Financial Performance” for further details. The Company is focused on creating long-term shareholder value and continues to make investments for future growth, particularly in its bridge platform. However, the Company also recognizes the importance of delivering solid returns in the short term and, accordingly, believes earnings per share growth is an important metric for stockholders and by which to measure its performance.

Actual earnings per share for 2013 were $2.10, which resulted in 175% achievement of this goal.  Our earnings per share increased 11% in 2013 compared to the median earnings per share growth of our 2013 Peer Group in 2013 of 2.10%. We were at the 70th percentile of our 2013 Peer Group for earnings per share growth. This is discussed in further detail at “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2013 Financial Performance”.

Growth in Total Loans

The financial objectives include a 25% weighting based on achieving growth in total loans to $15.50 billion. Net interest income is the largest component of revenue for most banks, including those in our 2013 Peer Group. As such, the ability to grow loans, thereby increasing net interest income, is an important financial metric by which to measure performance. A threshold of 50% achievement would be achieved if loans grew to $15.25 billion, with no credit given if loans were less than that amount. A maximum achievement of 200% would be achieved if loans grew to $15.75 billion or more in 2013.

The target was determined based on the Company’s annual financial budget for 2013. Growing loans in this highly competitive environment is a goal we believed possible due to the bridge infrastructure the Company has built and continues to develop. Our goal is to grow the loan portfolio in a safe and prudent manner. Our loan growth goal is more challenging than it might first appear in light of both (i) our financial metric goal of maintaining a lower NPA/total asset ratio than our 2013 Peer Group (ii) our financial metric goal of maintaining a return on assets that is above our 2013 Peer Group, which requires that loan growth be done with a pricing discipline to ensure that loan growth is not the result of “buying” market share, and (iii) the ongoing run-off of the covered loan portfolio, which reduces the impact of any organic loan growth.

Actual total loans at the end of 2013 were $18.08 billion, which resulted in 200% achievement of this goal. The Company was pleased its bridge model achieved results above expectations while maintaining pricing and credit quality discipline. Commercial loan growth was stronger than expected in California, our largest market, where the Company’s bridge model is well aligned to the business opportunities in California stemming from a strong focus on imports, exports and cross-border investments. Single family and consumer loan growth also played an important part in the stronger than expected loan growth. The Company believes this strong single family and consumer loan growth is attributable in part to strong growth in housing sales in the geographic markets we serve. The single family loan growth was also in part due to the difficulty and delays many customers were experiencing at the large national lenders with increasingly undifferentiated “one-size-fits-all” products. This made our bridge-focused home loans, originally designed for immigrants, small businesses and others who do not fit into “one-size-fits-all” products of some of the larger mortgage lenders, a good alternative for many customers.

Return on Equity

The financial objectives include a 20% weighting based on achieving target return on equity at the 60th percentile level compared to our 2013 Peer Group. Return on equity as a measurement encompasses a combination of profitability, efficiency, balance sheet management and financial leverage, and is among the most widely used indicators of financial performance in the banking industry. A threshold of 50% achievement would be achieved for being at the 30th percentile with no credit toward a bonus being given if we are less than the 30th percentile compared to our 2013 Peer Group. A maximum achievement of 200% would be realized if we are at the 75th percentile compared to our 2013 Peer Group.

The banking environment for mid-sized banks is extremely competitive both from small banks with less regulation to larger banks with economies of scale and lower cost of funds. Our goal is to perform better than peers during all parts of the economic cycle. We had set our return on equity goal relative to peers and set a target goal for bonus purposes to perform better than 60% of our peers. Maintaining a return on equity at a high level compared to our peers is a challenging goal. This goal is particularly challenging due to our desire and practice to maintain strong capital levels substantially above regulatory requirements to be well-capitalized, which makes it even more difficult for a bank to provide a strong and consistent return on equity.

Our return on equity in 2013 was 12.59%, which was greater than all peers and resulted in 200% achievement of this goal. On average, the return on equity for our 2013 Peer Group was 7.90%. The Company was pleased its bridge model achieved significant 2013 return on equity results substantially better than peers.

NPA/Total Assets Ratio

The financial objectives include a 15% weighting based on achieving an NPA/total assets ratio of less than 1.00%. This financial metrics aligns with risk management goals of ensuring that growth is accomplished in a prudent way.  This goal also has strategic significance because the Company believes a low NPA/total assets ratio is important in maintaining the confidence of both domestic and international customers and regulators that the Company is financially strong; this helps us retain and attract customers and also provides regulators the comfort level to allow us to continue to expand our footprint both in the U.S. and in Asia. A threshold of 50% achievement would be achieved if the NPA/total assets ratio was below 1.20% but if the ratio was above 1.20% there would be no credit given toward bonus goals. A maximum achievement of 200% would be achieved if the NPA/total assets ratio is less than 0.80%.

The economy continues to be unsettled following the 2008 financial crisis and despite a recent economic recovery, business failures and unemployment both remain high. Maintaining a low NPA/total asset ratio continues to be challenging for any bank. The goal we set required that we maintain a disciplined credit culture to monitor credit closely and to proactively seek to resolve any concerns that arise with individual credits. Maintaining a NPA/total assets ratio below 1.00% is a challenging goal within the banking industry.

Our NPA/total assets ratio at the end of 2013 was 0.53%, which resulted in 200% achievement of this goal.  This ratio is better than the 2013 Peer Group average at the end of 2013 of 0.80%. The Company was pleased that in 2013 it was able to further reduce its NPA/total assets ratio at a level that is substantially below the average for our 2013 Peer Group.

Strategic Objectives

The remaining 25% portion of incentive compensation is based on the achievement of strategic initiatives tied to building the Company’s platform and positioning it for sustained growth in the future. Those goals were focused on three areas: 50% on bridge banking, 25% on leveraging the branch network for commercial business referrals, and 25% on developing a strong and experienced employee and leadership base in all areas of the Company consistent with the business model.

The determination with respect to the achievement of these strategic initiatives was made by the Compensation Committee in March 2014, after consultation with the CEO. The development of bridge banking was measured based on internal goals set to increase the number of customers who have significant banking relationships with the Company in multiple jurisdictions in which the Company has branches (the United States, China and Hong Kong) and the development of new resources and products to support cross-border customers. The leveraging of branches for commercial loans was measured based on goals we set for successful commercial loan referrals from our branch network. The goal of employee development and retention was measured by considering turnover of employees with strong performance reviews and considering growth and development of internal talent.

Because achievement of the strategic goals cannot be readily compared to the performance of peer banks and have more subjectivity in their measurement, the Compensation Committee has established that the level of achievement of the strategic goals for purposes of calculating incentive compensation cannot be higher than the level of achievement of the financial performance goals. Thus, the achievement of the strategic goals and so cannot increase the incentive compensation potential of the officers.

The CEO recommended to the Compensation Committee that, although the strategic goals by their nature are long term goals, and good efforts were made in each area, the progress towards the strategic goals in 2013 did not move as quickly as desired. After discussion with the CEO, the Compensation Committee determined achievement of these goals to be 70.5%.

2013 Award Determinations

In 2013, using the above discussed performance goals, the Company achieved 160.1% of the target corporate goals comprised of 190% achievement of corporate metrics (75% weighting)  and 70.5% achievement of strategic metrics (25% weighting).  The strong overall goal achievement of 160.1% reflects performance substantially better than the 2013 Peer Group with respect to return on equity and other performance metrics. The strong overall goal achievement at above target levels is also reflected in our total shareholder return for the year, which was 66.31% as compared to our 2013 Peer Group average of 43.12%.

The performance-based bonus for the CEO and the President were based solely on the achievement of the corporate goals listed above. For the Chief Financial Officer, the Chief Risk Officer and General Counsel and the Chief Human Resources Officer, 50% of their performance-based bonus was based on the achievement of the corporate goals listed above and 50% was based on individual and departmental goals. For other executives participating in the 2013 Performance-Based Bonus Plan, 30% of their performance-based bonus was based on the achievement of the corporate goals listed above and 70% was based on individual and departmental goals. The payment of these bonuses is also subject to the Company satisfying the regulatory capital requirements administered by the federal banking agencies to be well-capitalized. In addition, the Compensation Committee reserves sole discretion to reduce bonus payments downward.

Elements of Compensation: Long-Term Incentive Awards

Long-term incentive (“LTI”) awards are compensation awards that provide a strong link between the return to our stockholders and the compensation of our executives. The Compensation Committee determined it was appropriate to award performance restricted stock units (“RSU”) in 2013. The performance period was increased to three years for the awards granted in 2013 from the awards granted in the prior year, which had a two year performance period and an additional one year holding period. The Compensation Committee believes that this practice further aligns our compensation program with the best practices for long-term incentive awards and reflects the appropriate balance between financial reward and performance.

LTI awards are generally granted in the first half of March of each year which allows the Compensation Committee adequate time to evaluate prior year performance. The timing of the grants generally follows the filing of the annual report of the Company on Form 10-K and before the start of the Company’s “blackout period” during which insiders may not engage in Company stock transactions. The Company’s blackout periods generally start ten days before the end of each quarter. LTI awards are granted under the Company’s 1998 Stock Incentive Plan as amended, which is the Company’s omnibus stockholder-approved plan for equity awards to employees. The Company calculates the aggregate grant date fair value of awards at the date of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with the U.S. Securities and Exchange Commission regulations, the grant date fair value of 2013 LTI award equity grants for the Named Executive Officers is presented in the Summary Compensation Table and 2013 Grants of Plan-Based Awards table. Total outstanding unexercised or unvested LTI grants are shown in the 2013 Outstanding Equity Awards table.

In 2013, the majority, 55%, of the LTI grants had challenging performance-based goals. As noted elsewhere, in 2014 100% of the LTI grants have challenging performance-based goals.

The financial metrics used for 2013 long term incentive compensation equity grants were closely tied to the strategic and risk management goals of the Company. In order to earn the full restricted stock unit award, the Company’s return on assets and its efficiency ratio must equal or exceed the 60th percentile of the 2013 Peer Group over each year of the three-year period from January 1, 2013 through December 31, 2015. Return on assets and efficiency ratio at the 30th percentile results in 50% of the award being payable and the amount of the award is proportionately reduced from target for performance between the 30th and 60th percentile. No award is payable for performance below the 30th percentile.

•                  The target of the return on assets metric is set at the 60th percentile level of the 2013 Peer Group. This is a challenging goal because of strong competition within our peer group. We believe that return on assets is also important to our long term strategy and risk management practices. Performance targets are unlikely to be met if the Company is “buying” market share and not maintaining a pricing discipline to ensure that the Company’s business model is sustainable and an appropriate risk/reward balance is being achieved.

•                  The efficiency metric is set at the 60th percentile level of the 2013 Peer Group. This is a challenging goal because we are continuing to build and expand our bridge platform for U.S.-China cross-border business as part of our long term business strategy. However, we believe that in the long term expense control is a critical strategic and risk management goal in the financial industry for a sustainable long term business model. It is strategic because of the need to attract capital and provide an acceptable rate of return for stockholders. It is risk management focused in that it is prudent for a financial institution to maintain a buffer to be able to increase expenses and maintain profitability in a future period of higher credit cycle, regulatory or other costs.

In 2013, 45% of the value of the LTI awards granted to the Named Executive Officers was comprised of performance restricted stock units with a three year vesting period that were more retention focused but also contained performance criteria standards so that the shares would not vest in the event of credit or other problems resulting in net income of the Company falling below $30 million. For all LTI awards, dividend equivalents are paid only on earned shares after the vesting periods have ended.

LTI Vehicle	2013 Weighting	Vesting Terms & Other Conditions

3-Year Performance Period 3-Year Vesting Restricted Stock Units	55%

The 2013 performance shares can be earned after a three-year performance period based on an equal weighting of two goals:

•               The Company’s ROAA and the Efficiency Ratio performance for each of the years 2013, 2014 and 2015 must equal or exceed the 60th percentile of the Peer Group with a ratable decreasing threshold of ROAA and Efficiency Ratio performance until the 30th percentile and no grants if performance is below the 30th percentile.

Dividend equivalents are paid only on earned shares after the three-year vesting period has ended.

3-Year Vesting Performance Restricted Stock Units	45%	Vesting is subject to the achievement of the EPS equivalent of $30 million in net income during 2013. Dividend equivalents are paid only on earned shares after the three-year vesting period has ended.

Elements of Compensation: Selection of Metrics and Alignment with Performance

The Compensation Committee believes that the metrics set in 2013 are challenging and correspond to the creation of stockholder value. As discussed above, the metrics require a level of performance that is above the level generally achieved by our 2013 Peer Group in order to meet the target level of performance. The Compensation Committee has set metrics for the Company’s senior executives that for target performance require achievement above the projected or actual average of our peer group. These challenging metrics have been met at above target levels in each of the past few years and this has translated into strong financial performance over this time. As noted above, the Company has increased earnings per share for five consecutive years and at a rate substantially faster than the peer banks in 2013, and the Company is in the top 10 in performance for all banks in the United States with assets over $20 billion in terms of return on equity, return on assets and net interest margin, as obtained from SNL Financial LC. See “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2013 Financial Performance” in this Proxy Statement. The Compensation Committee believes that the metrics used in the Company’s compensation program have been challenging and were exceeded because of consistently superior performance by the Company. Also, as noted, this superior above target performance has aligned with total shareholder returns above our 2013 Peer Group average for the past one year, three year and five year periods.

Elements of Compensation: Benefits – Detailed Information

Our Named Executive Officers receive the same customary benefits as all other employees, including medical, dental, life, disability, and a 401(k) plan which includes company matching contributions. The Named Executive Officers are eligible to participate in the same plans and to the same extent as most other salaried employees. The Company does not currently provide a deferred compensation plan for the senior officers. The Company maintains a legacy plan which no longer accepts new contributions. None of the Named Executive Officers are part of that legacy deferred compensation plan.

In addition, the Company sponsors a Supplemental Executive Retirement Plan (the “SERP”) which provides supplemental retirement benefits to certain Named Executive Officers. The SERP is discussed in further detail under the heading “Retirement Plans”.

Elements of Compensation: Perquisites – Detailed Information

In general, the Named Executive Officers do not have different or greater benefits than other employees with the exception of financial planning services for the CEO and the President, the use of a Company-owned car for the CEO, and an automobile allowance for the President. The Compensation Committee reviews the perquisites provided to the Named Executive Officers annually as part of their overall review of executive compensation. Based on a review of competitive pay data provided by the outside compensation consultants, the Compensation Committee determined that the perquisites provided in 2013 are within an appropriate range of competitive compensation practices.

Details about the Named Executive Officers perquisites, including the cost to the Company, are shown in the “Summary Compensation Table” under the “All Other Compensation” column together with the accompanying footnotes.

SECTION TWO – HOW WE ESTABLISH EXECUTIVE PAY

Responsibilities of the Compensation Committee

As outlined in the Company’s Corporate Governance Guidelines, the Compensation Committee is comprised entirely of independent directors and is responsible for developing and overseeing the Company’s executive compensation policies and programs. The goal of the Compensation Committee is to maintain compensation that is competitive within the markets in which the Company competes for talent and that reflects the long-term interests of Company stockholders. The Compensation Committee is responsible for:

•                  Developing the overall compensation strategy and policies for the Company;

•                  Developing, evaluating and approving the goals and objectives of the compensation of the CEO;

•                  Evaluating and approving the individual compensation, including bonus and equity incentive compensation and perquisites of each of the Named Executive Officers;

•                  Establishing the guidelines for stock ownership for the executive management;

•                  Along with the Chief Risk Officer of East West Bancorp and East West Bank, reviewing the incentive compensation programs of the Company to evaluate and ensure that none of them encourage excessive risk;

•                  Retaining outside advisors, including the compensation consultant, to provide professional counsel;

•                  Developing and maintaining a balanced compensation strategy of long term and short term incentives;

•                  Annually, approving the Compensation Committee Report and our Compensation Discussion and Analysis for inclusion in our proxy statement; and

•                  Providing reports to the Board on compensation matters.

Further, the Compensation Committee also provides recommendations to the Board with respect to compensation of directors. You can learn more about the Compensation Committee’s purpose, responsibilities, structure and other details by reading the Compensation Committee Charter which can be found in the Governance Documents section of the Company’s website at http://www.eastwestbank.com.

Compensation Committee Resources in Setting Pay

The Compensation Committee considers several resources, analytical tools and performance measures, as shown in the chart below, in determining compensation levels:

Compensation Committee Resource	Description

Compensation Committee Consultant

The Compensation Committee has retained an independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”) that reports directly to the Compensation Committee. Cook & Co. advises the Compensation Committee on trends and issues in executive compensation and provides comparative compensation information for companies with which the Company competes for talent.

The Compensation Committee has the sole authority to retain and oversee the work of the consultants, who do not provide services to Company management.

The Company’s Human Resources Department	The Company’s Human Resources Department provides additional analysis, administrative support, and counsel as requested by the Compensation Committee.

The Company’s Enterprise Risk Management Department	The Company’s Enterprise Risk Management Department provides additional analysis, administrative support, and counsel as requested by the Compensation Committee.

Say on Pay Proposal

The Compensation Committee has considered the annual say on pay vote and met with a number of the large shareholders. As a result, the Compensation Committee believes it has made the appropriate changes to the compensation structure.  The changes are evidenced in the increased focus on long-term incentive compensation and an increased focus on equity compensation rather than monetary incentives. The updated structure includes performance metrics for all long-term compensation. This enhanced compensation plan is evidenced in the modifications to the special recognition awards. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

The Compensation Committee retained Frederic W. Cook & Co. (“Cook & Co.”) as a consultant for 2013. Cook & Co. reports directly to the Compensation Committee and is independent of management and does not do any other work for the Company. Cook & Co. informs the Compensation Committee on practices and trends in executive compensation among East West Bank’s peers and the broader banking sector. It also provides advice and recommendations related to determining pay levels for the executive officers and designing the Company’s compensation programs for executives.

Cook & Co. conducted a competitive review of compensation levels for the Named Executive Officers at the beginning of fiscal 2013. In its review, the Committee determined that the peer group of 16 companies used for 2012 compensation decisions continued to be relevant and used the same peer group for 2013 compensation decisions (the “2013 Peer Group”). The 2013 Peer Group consists of companies that are in the same industry as East West Bank, and that are broadly similar in size, as measured by total assets and market capitalization. At the time the Peer Group was created in 2012, total assets for the group ranged from $11 billion to $56 billion, and market capitalization ranged from $1.40 billion to $6.2 billion.

Pay data for the 2013 Peer Group was obtained from each peer company’s annual proxy statement, and survey group data was obtained from the Towers Watson U.S. Financial Services Studies Executive Database.

The 2013 Peer Group was also used as part of setting metrics for short and long term incentive compensation.  Target financial metrics where the metric was relative to the 2013 Peer Group was set at the 60th percentile level. Target financial metrics where the metric was an absolute number were set at a level where achievement would require superior performance compared to peer averages.

The companies in the 2013 Peer Group are as follows:

Associated Banc-Corp. BOK Financial Corp. Cathay General Bancorp City National Corp. Commerce Bancshares Inc. Cullen/Frost Bankers Inc. First Citizens Bancshares Inc. First Horizon National Corp.	Fulton Financial Corp. Huntington Bancshares Inc. New York Community Bancorp People’s United Financial Inc. SVB Financial Group Synovus Financial Corp. Webster Financial Corp. Zions Bancorp.

The Compensation Committee also retained Cook & Co. as a consultant for 2014. Cook & Co performed the same services as in 2013. As part of their work in 2014, the Compensation Committee and its consultant evaluated and updated the list of peer companies to ensure the companies in the peer group remain relevant. The peer group used in 2014 (the “2014 Peer Group”) was expanded to include 18 publicly-traded commercial banks of which the Company is near the median in terms of asset size. The majority of banks in the 2014 Peer Group are the same as the 2013 Peer Group. However, three banks were removed and five banks were added to develop a peer group in which we are at the mid-point and can be sufficiently challenged by our peers. The asset size of the group ranges from $11.0 billion to $59.5 billion and market capitalization ranges from $2.1 billion to $8.0 billion. The Company’s asset size was $24.73 billion and its market capitalization was $4.8 billion as of December 31, 2013.  As of December 31, 2013, the Company had received all approvals for the acquisition of MetroCorp Bancshares, Inc., which would increase its asset size to $26.3 billion, and this transaction subsequently closed on January 17, 2014. In terms of asset size and market capitalization, we are at the 50th and 77th percentile of the 2014 Peer Group, respectively. The companies are as follows:

Associated Banc-Corp.

BOK Financial Corp.

Cathay General Bancorp

City National Corp.

Commerce Bancshares Inc.

Cullen/Frost Bankers Inc.

First Horizon National Corp.

First Niagara Financial Group

First Republic Bank

FirstMerit Corp. Huntington Bancshares Inc. New York Community Bancorp Popular Inc. SVB Financial Group Synovus Financial Corp. TCF Financial Corp. Webster Financial Corp. Zions Bancorp.

Factors and Steps in Setting Pay

Compensation for the Named Executive Officers and certain other executive officers is generally evaluated and set annually by the Compensation Committee in the first half of March of each year based on the latest available competitive compensation data provided by Cook & Co., peer data, and Company business department and individual performance data. An individual executive’s compensation is generally established after considering the following factors:

•                  Competitive pay data at the 50th percentile, along with the 25th and 75th percentile levels for similar jobs and responsibilities in the market

•                  The Company’s performance against financial measures including earnings per share

•                  The Company’s performance relative to strategic initiatives approved by the Compensation Committee

•                  Business climate, economic conditions and other factors

•                  The results of the most recent “Say on Pay” stockholder vote

The CEO reviews the performance of the highest 20 paid senior officers of the Company, including the other NEOs, and provides recommendations for their compensation which is then reviewed by the Compensation Committee and all equity awards are approved by the Committee. Compensation data from the Company’s peer group and survey data for similar jobs and job levels are considered for base salary adjustments. Achievement against performance goals and the executive’s individual contribution toward Company objectives are considered in determining the annual performance-based bonus payout and long-term incentive awards. The CEO uses discretion and takes into consideration, among other things, individual contributions and their overall performance compared to other executives. The Compensation Committee is responsible for reviewing and discussing with the CEO the compensation determination for these 20 highest paid senior officers.

With respect to the CEO, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and approves the CEO’s compensation level based on that evaluation. With the assistance of the compensation consultant, the Compensation Committee considers the Company’s peer group and peer data on base pay, performance-based bonus targets and LTI awards and uses broad discretion when setting compensation types and amounts for the CEO. The Compensation Committee is responsible for approving the CEO’s and the other senior executive’s annual compensation and informing the Board of Directors of its actions.

Say on Pay Vote and Setting of Compensation

The compensation program that was voted on by the stockholders in 2013 was substantially similar in structure to the program in place in prior years, and which aligned with a period when total shareholder return exceeded that of the peer group by substantial margins for the past one year, three year, and five year periods. Since 2009, the Company increased earnings per share each consecutive year and at a rate substantially greater than peer banks.  The Company also outperformed its peer group in terms of return on equity, return on assets and other key metrics. This performance continued through 2013 as we are in the top 10 of all banks in the country with assets over $20 billion in terms of return on equity, return on assets and net interest margin, per SNL Financial LC.  For additional detail see “Section One – Overview and Executive Summary – 2013 Financial Performance” of this Proxy Statement.

The Compensation Committee only made minor refinements to compensation structure during the last few years and was satisfied overall with the strong financial and strategic performance of the Company. The Committee considered the 2013 vote for the Say on Pay proposal for 2012 compensation, which caused the Compensation Committee to re-examine its compensation program from all perspectives, especially as 2012 resulted in strong financial performance for the Company compared to our peers. The Compensation Committee of the Board of Directors of the Company undertook an outreach process with stockholders to solicit input on our program. In particular, we reached out to our largest investors, representing approximately 60% of our outstanding shares, invited comments on our compensation program, and met with many of our large investors. The Committee learned that, although Company financial performance was strong, more attention was needed to continuously enhance compensation practices. The Compensation Committee is committed to active outreach and meeting stockholder expectations in the structure of the executive compensation plan as well. The Compensation Committee has made several changes to its compensation program to better align the overall structure of the program with current views of governance analysts as to “best practices” to ensure that the Company is meeting stockholder expectations. As noted elsewhere in this Proxy Statement, these changes include:

•                  Increased the proportion of compensation that is at risk. 100% of long term incentive restricted stock units granted in 2014 are subject to challenging performance metrics instead of 55% in prior years. As part of this change of making 100% of long term compensation at risk, performance metrics were also added to the portions of the 2011 recognition awards that are otherwise payable in 2015 and 2016. In addition, the percentage of compensation that is equity based and subject to holding periods has increased.

•                  Increased the proportion of incentive compensation that is long term and equity based compared to short term and cash based.  The potential annual bonus of the CEO for 2014 was reduced by lowering the target bonus payment from 150% of base salary to 100%. The potential maximum long term incentive compensation awarded in 2014 if all goals are met was increased.

•                  Used a longer three-year performance period and multiple metrics for long term incentive compensation granted in 2014, as was also done in 2013. The performance stock granted in 2012 was based on one metric only and on a two year performance period with a subsequent one-year holding period.

Based on the quality and value of the feedback, the Compensation Committee believes the enhanced 2014 compensation approach is one of the most shareholder-centric compensation programs among our peers.

SECTION THREE –2013 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS

The following contributions and achievements were taken into consideration by the Compensation Committee in making the 2013 compensation decisions.  The 2013 performance-based bonus awards were based on 2013 financial performance and paid to the Named Executive Officers in March 2014.

Dominic Ng

Mr. Ng serves as Chairman of the Board and Chief Executive Officer of East West Bancorp and East West Bank. Mr. Ng’s leadership has been instrumental in the success of the Company and the value created for our stockholders since he joined the Company as Chief Executive Officer over 20 years ago.

Mr. Ng has charted and driven the execution of our long-term organizational objectives which for many years have focused on building a “financial bridge” between the United States and Greater China as discussed in more detail in “Section One – Overview and Executive Summary – 2013 Financial Performance” in this Proxy Statement. We are not aware of any other of the largest 50 United States banks that focus on this as their primary long-term business strategy. We are one of the few United States companies with banking branches in China.

The Company has been one of the financial institutions to emerge from the financial crisis stronger, more profitable and better positioned to pursue future growth opportunities. Since Mr. Ng joined the company in 1991, the market capitalization of the Company has increased from $40 million to $4.8 billion as of December 31, 2013, an increase of 120 times.

In 2013, we realized tangible value from these long-term bridge banking efforts by again delivering strong financial results for our stockholders. Under Mr. Ng’s leadership, in 2013 we increased earnings per share by 11%, which is the fifth consecutive year of increased earnings per share and which is above the average increased earnings per share of our 2013 Peer Group of 2.95%. We outperformed our 2013 Peer Group in 2013 in several key financial industry metrics. Our return on total common equity in 2013 was 12.59%, over 59% greater than the average of 2013 Peer Group of 7.90% and over 31% greater than the industry average of 9.60%. Our return on assets was 1.25%, over 43% greater than our 2013 Peer Group average of 0.87% and over 16% greater than the industry average of 1.07%. We continue to focus on credit quality; our ratio of nonperforming assets to total assets ended the year at 0.53%, which is substantially below our 2013 Peer Group average of 0.80% and the industry average of 1.62%.  We increased the annual dividend rate from $0.60 to $0.72 in January 2014 and from $0.40 to $0.60 last year in January 2013. As discussed in more detail in “Section One – Overview and Executive Summary – 2013 Financial Performance”, Mr. Ng positioned the Company to emerge quickly from the 2008 financial crisis and since that time we have consistently outperformed our peers.

The financial performance of the Company under Mr. Ng’s leadership was recognized by East West being ranked in the top 10 of the 100 Best Banks in America by Forbes in 2010, 2011, 2012 and 2013. Mr. Ng’s contribution to the local business community has also been widely recognized and he is the recipient of numerous awards. Mr. Ng brings to the Company long experience and deep first-hand knowledge of banking practices and the banking industry in both the United States and Greater China and also of U.S. – Greater China cross-border transactions and relations.

The 2013 compensation decisions of the Compensation Committee below reflect the long-term vision and leadership Mr. Ng has provided and the strong financial performance the Company achieved in 2013 under Mr. Ng’s leadership.

2013 Compensation

Mr. Ng’s total direct compensation for 2013 was $5,651,500. Mr. Ng received base salary in 2013 of $1,000,000. Mr. Ng received a short-term performance-based bonus award of $2,401,500 in March 2014 related to the 2013 fiscal year. Mr. Ng’s performance-based bonus award was 160.1% of his target bonus and was determined based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan. Mr. Ng’s target bonus for 2013 was 150% of his base salary. As described in more detail earlier in this Proxy, the 2013 performance goals were set so that the target bonus would only be achieved if the Company achieved record earnings and met other challenging and strategically important performance targets.

In the first quarter of 2013, Mr. Ng received a performance-based long-term incentive equity award of $2,250,000. 55% of this award is subject to the achievement of challenging performance metrics and 45% is, more retention focused and subject to performance standards that comply with IRC Section 162(m). All the long-term incentive equity grants are subject to a three-year cliff vesting schedule.

The Compensation Committee believes that Mr. Ng’s compensation attributable to 2013 performance was appropriate and merited by the performance of the Company under his leadership. The majority of the compensation was awarded (in the case of the cash bonus) or will be earned (in the case of the vesting of the LTI) only upon the achievement of strong earnings and other performance goals.

In comparison, Mr. Ng received total direct compensation for 2012 of $8,125,000, which included base salary of $1,000,000, a short term performance bonus of $2,625,000, a long term equity award of $2,000,000, and a $2,500,000 recognition award described in “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – Elements of Compensation: Performance Metric Added to Special Recognition Awards Granted in 2011”.

Julia S. Gouw

Ms. Gouw serves as President and Chief Operating Officer of East West Bancorp and East West Bank. Ms. Gouw has provided strong leadership since she joined the Company in 1989 and has served in various leadership positions in the past including Chief Financial Officer and Chief Risk Officer. Ms. Gouw’s strong leadership before, during and after the financial crisis has greatly contributed to the Company’s strong performance in 2013 and prior years. The Compensation Committee recognized Ms. Gouw’s contribution to the strong financial performance of the Company in 2013 in the compensation decisions described below.

Ms. Gouw’s total direct compensation for 2013 was $2,114,851. Ms. Gouw received base salary in 2013 of $580,667. During the year, her base salary was increased from $566,500 to $583,500 effective March 1, 2013.

Ms. Gouw received a short-term performance-based bonus award of $934,184 in March 2014 related to the 2013 fiscal year. Ms. Gouw’s performance-based bonus award was 160.1% of her target bonus and was determined based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan. Ms. Gouw’s target bonus for 2013 was 100% of her base salary.

In the first quarter of 2013, Ms. Gouw received a performance-based long-term incentive equity award of $600,000. 55% of this award is subject to the achievement of challenging performance metrics and 45% is, more retention focused and subject to performance standards that comply with IRC Section 162(m).  All the long-term incentive equity grants are subject to a three-year cliff vesting schedule.

In comparison, Ms. Gouw received total direct compensation for 2012 of $2,155,125, which included base salary of $563,750, a short term performance bonus of $991,375, and a long term equity award of $600,000.

Douglas P. Krause

Mr. Krause serves as Executive Vice President, Chief Risk Officer, General Counsel and Corporate Secretary of East West Bancorp and East West Bank. Mr. Krause joined the Company in 1996 and since that time has played a key role in the success of the Company through his leadership of the Company’s legal, compliance, security and governance functions and in overseeing and coordinating the enterprise risk management function of the Company. The Compensation Committee recognized Mr. Krause’s contribution to the strong financial performance of the Company in 2013 in the compensation decisions described below.

Mr. Krause’s total direct compensation for 2013 was $918,575. Mr. Krause received base salary in 2013 of $356,667. During the year, his base salary was increased from $340,000 to $360,000 effective March 1, 2013.

Mr. Krause received a short-term performance-based bonus award of $361,908 in March 2014 related to the 2013 fiscal year.  Mr. Krause’s performance-based bonus award was 168% of his target bonus. 50% of his performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on achieving individual and departmental goals. The Company achieved 160.1% of the corporate goals and Mr. Krause achieved 175% of his individual and departmental goals, resulting in the payout of 168% of his target bonus. Mr. Krause’s target bonus for 2013 was 60% of his base salary.

In the first quarter of 2013, Mr. Krause received a performance-based long-term incentive equity award of $200,000. 55% of this award is subject to the achievement of challenging performance metrics and 45% is, more retention focused and subject to performance standards that comply with IRC Section 162(m).  All the long-term incentive equity grants are subject to a three-year cliff vesting schedule.

In comparison, Mr. Krause received total direct compensation for 2012 of $844,000, which included base salary of $337,500, a short term performance bonus of $331,500, and a long term equity award of $175,000.

Irene H. Oh

Ms. Oh serves as Executive Vice President and Chief Financial Officer of East West Bancorp and East West Bank. Ms. Oh is responsible for leading the Company’s finance, treasury, accounting, investor relations, and corporate communications functions. The Compensation Committee recognized Ms. Oh’s contribution to the strong financial performance of the Company in 2013 in the compensation decisions described below.

Ms. Oh’s total direct compensation for 2013 was $961,216. Ms. Oh received base salary in 2013 of $359,228. During the year, her base salary was increased from $330,000 to $375,000 effective March 1, 2013.

Ms. Oh received a short-term performance-based bonus award of $376,988 in March 2014 related to the 2013 fiscal year.  Ms. Oh’s performance-based bonus award was 168% of her target bonus. 50% of her performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on achieving individual and departmental goals. The Company achieved 160.1% of the corporate goals and Ms. Oh achieved 175% of her individual and departmental goals, resulting in the payout of 168% of her target bonus. Ms. Oh’s target bonus for 2013 was 60% of her base salary.

In the first quarter of 2013, Ms. Oh received a performance-based long-term incentive equity award of $225,000. 55% of this award is subject to the achievement of challenging performance metrics and 45% is, more retention focused and subject to performance standards that comply with IRC Section 162(m). All the long-term incentive equity grants are subject to a three-year cliff vesting schedule.

In comparison, Ms. Oh received total direct compensation for 2012 of $846,750, which included base salary of $325,000, a short term performance bonus of $321,750, and a long term equity award of $200,000.

James T. Schuler

Mr. Schuler serves as Executive Vice President and Chief Human Resources Officer of East West Bank. Since Mr. Schuler joined East West Bank in 2010, his leadership has been critical in ensuring that the management and development of our most valuable asset, our employees, is strengthened. Mr. Schuler is responsible for ensuring effective recruitment, overseeing our staffing programs, and ensuring appropriate succession planning. The Compensation Committee recognized Mr. Schuler’s contribution to the strong financial performance of the Company in 2013 in the compensation decisions described below.

Mr. Schuler’s total direct compensation for 2013 was $715,078.  Mr. Schuler received base salary in 2013 of $310,000. During the year, his base salary was increased from $300,000 to $312,000 effective March 1, 2013.

Mr. Schuler received a short-term performance-based bonus award of $195,078 in March 2014 related to the 2013 fiscal year.  Mr. Schuler’s performance-based bonus award was 125% of his target bonus. 50% of his performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on achieving individual and departmental goals. The Company achieved 160.1% of the corporate goals and Mr. Schuler achieved 90% of his individual and departmental goals, resulting in the payout of 125% of his target bonus. Mr. Schuler’s target bonus for 2013 was 50% of his base salary.

In the first quarter of 2013, Mr. Schuler received a performance-based long-term incentive equity award of $210,000. 55% of this award is subject to the achievement of challenging performance metrics and 45% is, as described above, more retention focused and subject to performance standards that comply with IRC Section 162(m).  All the long-term incentive equity grants are subject to a three-year cliff vesting schedule.

In comparison, Mr. Schuler received total direct compensation for 2012 of $770,000, which included base salary of $297,500, a short term performance bonus of $262,500, and a long term equity award of $210,000.

SECTION FOUR –2014 EXECUTIVE COMPENSATION PROGRAM DECISIONS

The Compensation Committee met in March 2014 and made decisions with respect to the executive compensation program for 2014 with respect to the Named Executive Officers. These compensation decisions, which will be described in more detail in next year’s CD&A, were as follows:

•                  The following salary decisions were made: Mr. Ng’s salary remained unchanged and salaries for the other Named Executive Officers were adjusted to the following amounts:  Ms. Gouw–$601,005; Mr. Krause–$375,000; Ms. Oh–$390,000; and Mr. Schuler–$321,360.

•                  Consistent with the long term strategy and risk management practices of the Company, and consistent with recent governance and compensation trends, the Company has realigned incentive compensation to reduce short term incentives and to increase potential long term incentives. Specifically, the CEO threshold bonus potential for 2014 performance has been reduced from 150% of base salary to 100% and therefore the potential long term compensation increased.

•                  Metrics for the financial objectives for the 2014 performance-based bonus plan will be earnings per share with a 34% weight, loan growth with a 33% weight and NPA to total assets with a 33% weight. These goals continue to be closely tied to the strategic and risk management goals of the Company. These financial metrics will be given an overall 75% weighting.

–                 The earnings per share target metric of $2.26 represents an 8% increase in earnings per share.  Our target increase of 8% is in line with analysts’ expectations and our 2014 Peer Group. A threshold goal of $2.18 per share, which represents a 4% increase from 2013, has been set, at which point 50% credit for goal achievement is given; no credit is given for earnings per share below this level. 200% credit is given for goal achievement if earnings reach $2.35 per share, which would represent a 12% increase in earnings per share from 2013.

–                 Continuing to increase earnings at or above the rate of our peers is a particularly challenging goal in light of the fact that we have already achieved five consecutive years of increased earnings per share and four years in a row of record earnings. It is challenging for an already high-performing bank to continue to increase earnings per share faster than peers.

–                 The loan growth metric of $19.53 billion of loans represents an 8% increase in loans from December 31, 2013. The metric will exclude the impact of our purchase of MetroCorp Bancshares, Inc., which closed on January 17, 2014, to ensure the goal and achieving the target remains challenging. Our target increase of 8% is above the analysts’ projected median increase of loans of our 2014 Peer Group of 6%. A threshold goal of $18.98 billion of loans, a 5% increase, has been set, at which point 50% credit for goal achievement is given; no credit is given for earnings per share below this level. 200% credit is given for goal achievement if loans reach $20.25 billion, which would represent a 12% increase in loans from 2013. The target level of loan growth would put us at the projected 80th percentile compared to our 2014 Peer Group, and growth at the rate at which 200% credit is given would put us at the projected 90th percentile of growth of 2014 Peers Banks.

–                 We believe the goal to continue to grow loans at a faster rate than competitors is possible due to the bridge infrastructure the Company has built and continues to develop. Our goal is to grow loans in a safe and prudent manner while also maintaining a lower NPA/total asset ratio than our peers. Our loan growth goal should also be considered in relation to our financial metric goal of maintaining a return on assets that is above peers which requires that loan growth be done with a pricing discipline to ensure that loan growth is not the result of “buying” market share. Some of the significant loan growth in 2013, such as the growth in single family mortgage lending, is not expected to reoccur in 2014 and will need to be achieved through other portfolios.

–                 The NPA/total assets metric goal is to be below 1.00%. A threshold goal of 1.20% has been set, at which point 50% credit for goal achievement is given; no credit is given for being above that percentage. 200% credit is given for being below 0.80%.

–                 The economy continues to be unsettled following the financial crisis and despite a recent economic recovery, business failures and unemployment both remain high. Maintaining an NPA/total asset ratio that is below peers continues to be challenging for any bank. This metric will be particularly challenging because in 2014 loss share coverage will end for the large majority of our “covered” FDIC acquired loans and we will need to reduce the amount of non-accrual loans in that portfolio throughout the year in order to meet this metric. Our ratio of NPA/total assets at the end of 2013 including loss share loans was over 1.10%, which means that we must reduce our ratio by approximately 10% in 2014 in order to meet the target of less than 1.00%. The Company continues to set this as a financial metric because of the risk management goals to ensure that loan growth is accomplished in a prudent way. This goal also has strategic importance because the Company believes a low ratio is important in maintaining the confidence of both domestic and international customers and regulators that the Company is financially strong; this helps us retain and attract customers and also provides regulators the comfort level to allow us to continue to expand our footprint both in the U.S. and in Greater China.

•                  Metrics used for strategic objectives considered under the 2014 performance-based bonus plan were set at a 25% weighting, the same as in 2013. These are not financial metrics but are important measurement tools for the Company to continue to focus on its core business strategies. The 25% weighting based on the achievement of strategic initiatives is tied to building the Company’s platform and positioning it for sustained growth in the future. The goals will be focused in three areas: 50% on bridge banking, 25% on leveraging the branch network for commercial business referrals, and 25% on developing a strong and experienced employee and leadership base in all areas of the Company consistent with the business model.

–                 The development of bridge banking will be measured based on achievement of internal goals to increase cross-border loan and deposit referrals, growth in RMB commercial deposits customers in China and growth in new customers with significant relationships in two of the three regulatory jurisdictions in which the Company has branches (the U.S., China and Hong Kong).

–                 The leveraging of branches for commercial loans will be measured in light of the number of branches with successful referrals for SBA and other commercial loans.

–                 The development of a strong and experienced employee base will be measured by: reduced turnover of employees with strong performance reviews and growing internal talent.

•                  100% of the long-term incentive awards granted had challenging goals over a three-year performance period.  In prior years, 55% of the long term incentive grants had challenging goals and 45% were more retention focused and had less challenging performance goals.

–                 Long-term incentive awards at 100% achievement were granted in the following amounts:  Mr. Ng--$3,250,000; Ms. Gouw--$500,000; Mr. Krause--$200,000; Ms. Oh--$200,000; and Mr. Schuler--$200,000.

•                  The financial metrics used for 2014 long term incentive compensation equity grants continue to be closely tied to the strategic and risk management goals of the Company. In order to earn the full restricted stock unit award, the Company’s return on assets and return on equity must equal or exceed the 50th percentile of the 2014 Peer Group over each year of the three-year period from January 1, 2014 through December 31, 2016.  Return on assets and return on equity at the 30th percentile results in 50% of the award being payable and the amount of the award is proportionately reduced from target for performance between the 30th and 50th percentile. No award is payable for performance below the 30th percentile. A 200% award will be given for performance at or above the 80th percentile with the award prorated between 100% at the 50th percentile and 200% at the 80th percentile.

–                 ROA and ROE are two of the most significant metrics in measuring a bank’s long-term performance.  The Company believes that for long-term strategy and risk management purposes, ROA is an important and prudent metric, reflecting the Company’ achievement of its long-term business model. ROE is a direct measurement of profitability for shareholders. The two metrics evaluated together, help ensure the Company’s business model is sustainable and an appropriate risk/reward balance is being achieved. The target of ROA and ROE metric is set at the 50th percentile level of the 2014 Peer Group, respectively. This is a challenging goal because of strong competition within our peer group.

Performance Metric added to Special Recognition Awards Granted in 2011

In 2014, the Compensation Committee worked with the Company’s CEO and President to modify, by adding a performance metric, the special recognition/bonus awards granted to the CEO and the President in 2011. The special recognition/bonus awards recognized a long record of successful years in implementing the Company’s unique bridge strategy that led to the Company emerging from the 2008 financial crisis earlier than peers and to the transformational doubling of the Company’s size, as a result of the FDIC assisted strategic acquisition of United Commercial Bank (“UCB”), the Company’s main competitor at the time, on November 6, 2009. It also recognized the contributions of these two individuals in the growth of the Company from $600 million to over $22 billion in total assets in 2011 and in the increase in the market capitalization of the Company over their tenure from $40 million to over $3 billion in 2011.

When the special recognition/bonus awards were granted, the Compensation Committee was aware that in 2008, despite having achieved a good financial performance in 2007, in light of the concerns of the financial crisis and the impact it may have on future earnings of the Company, Mr. Ng did not receive a bonus, a pay raise or a grant of stock (for the 2007 fiscal year). In comparison, many CEOs in our peer group and other financial institutions continued to receive cash bonuses and stock grants in the first quarter of 2008. The Company weathered the financial crisis in 2009 by raising capital, acquiring UCB and reducing nonperforming assets to below industry average levels. These and other longer term actions led to the transformation of East West Bank, nearly doubling in size in November 2009. However, the awards for such performance were not made until 2011, only after good results were obtained and confirmed by two years of strong financial performance. These 2011 compensation decisions were fully described in the 2012 proxy statement and were approved by 86% of the shareholders as part of the Say on Pay vote at the 2012 annual meeting.

This award served an additional retention purpose by deferring part of the award to 2015 and 2016 in light of the importance of the retention of both of these individuals to the long term strategy and growth of the Company. Although not granted for purposes of retention, the award was structured to serve this additional purpose. In 2014, the Compensation Committee recognized through its review of compensation best practices and through discussions with shareholders the general trend to make all or most long term compensation performance based and to disfavor retention awards. Based on these recommendations the compensation committee’s changed the long term incentive compensation program to make all long term grants at risk and subject to performance metrics. As part of this change, performance metrics were also added to the previously granted recognition award payments that are due to vest in 2015 and 2016 to ensure that the benefits of the event being recognized and rewarded are reflected in shareholder value. Based on this review and on shareholder discussions, the compensation committee believes this deferred recognition award granted in 2011 with the added performance metrics for payments due in 2015 and 2016 appropriately align compensation and performance and are consistent with shareholder expectations.

In order to ensure that the special recognition/bonus award payments are more closely aligned with the creation of stockholder value, the additional performance metric was included to ensure that the value of the transformational event (the acquisition of United Commercial Bank on November 6, 2009) being recognized will flow through to stockholders.  Specifically, receipt of the future payments will be subject to a total shareholder return condition such that from the transformational date to the last day of the year prior to date of vesting of each recognition payment the Company’s TSR is at or above the 60th percentile of our 2014 Peer Group.  If that condition is not achieved the award will not be paid at that time and vesting will be reconsidered each year for up to two years if the 60th percentile target is achieved at that later time. However, if this goal is not achieved in the third year the special recognition payments will be cancelled and not made.

SECTION FIVE–2013 EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation.  It has adopted over the years various policies including those described below to further align executive compensation to performance and what the Company believes is the best interest of the stockholders.

Stock Ownership Guidelines

The Company has stock ownership guidelines in place for its Named Executive Officers and other senior executives which are reviewed periodically to ensure a strong alignment between management and shareholders.  Specific stock ownership requirements vary by job. In addition, executive officers have holding requirements that in general require them to hold a majority (net of taxes) of stock received as part of their compensation until retirement. If this holding requirement results in the holding of stock greater than the stock ownership guidelines, the higher holding requirements will apply and an executive may have holding requirements greater than the above guidelines.

Change-in-Control and Severance Arrangements

East West Bank, the Company’s principal subsidiary, has entered into employment agreements with Mr. Ng, Chairman and CEO, Mr. Krause, Executive Vice President, Chief Risk Officer and General Counsel, and Mr. Schuler, Executive Vice President and Chief Human Resource Officer, which include severance arrangements. This is intended to ensure that the Bank will be able to maintain a stable and competent management base. The Compensation Committee adopted what it believes were market competitive arrangements at the time the contracts were entered. The contracts of Mr. Ng and Mr. Krause were entered into in 1997 and 1998, respectively, and provide for a severance payment equal to three times the executive’s base salary and bonus for a job loss in certain circumstances. The contracts were subsequently amended at the suggestion of the executives to remove tax gross up rights and provisions for the acceleration of the vesting of incentive stock grants that were market competitive when the contracts were entered into but are no longer so; these amendments were done without compensation or other consideration to the executives.  Mr. Schuler’s employment agreement was entered into in 2011 and provides for a severance payment equal to one year of his base salary for a job loss in certain circumstances. The employment agreements of all three executives were reapproved by the Board of Directors and amended on March 7, 2014 to provide for a termination date of March 7, 2017, for Mr. Ng and Mr. Krause, and a termination date of March 7, 2015 for Mr. Schuler.

Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for Named Executive Officers approved by the Compensation Committee. Under this policy, all annual performance-based bonus payments and annual long-term incentive awards will be subject to claw back in the event of a restatement of the financial statements on which the performance bonus payments are based. The officer will be required to repay the Company the amount of any incentive payment or incentive award received in excess of what would have been paid based on the restated numbers. The claw back will be required without regard to the reason for the restatement.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation decisions, the Company policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Compensation Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. The Company believes that all compensation paid in 2013 and that will be paid pursuant to compensation decisions made in 2014 will be deductible under Section 162(m).

Trading Restrictions; Pledging Stock

As set forth in the Company’s Insider Trading Policy, it is against Company policy for all employees, including its executive officers, to engage in speculative transactions in Company securities, which include but are not limited to trades in puts or calls in Company securities or selling Company securities short. In addition, under our Governance Guidelines, it is also against Company policy for Named Executive Officers to pledge their shares in the Company.

Compensation Program Risk Analysis

The Compensation Committee reviewed the Company’s compensation policies and practices for our Named Executive Officers, as well as the incentive plans for other employees and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on the Company. To conduct this review, the Company completed an inventory of its incentive compensation plans and policies. This evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, short-term and long-term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, Compensation Committee discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change of control policies, use of the Executive Compensation Recovery Policy and Compensation Committee oversight of compensation programs.

As described in the report below, the Compensation Committee also evaluated, along with the Company’s Chief Risk Officer, the conformity of the criteria and targets with the risk profile of the Company and whether the proposed goals or the structure of the awards might have the inadvertent effect of encouraging excessive risk or other undesirable behavior.

REPORT BY THE COMPENSATION COMMITTEE

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including East West Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Company’s Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of three non-employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based upon this review and our discussions, the East West Bancorp Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this 2014 Proxy Statement and be included by reference in its Annual Report on Form 10-K for the year ended December 31, 2013.

Review of our Compensation Program with our Senior Risk Officers

The Compensation Committee reviewed with the Chief Risk Officer of the Company and also with the Chief Human Resources Officer of the Company our incentive compensation arrangements to ensure that such arrangements did not encourage our senior executive officers or any others to take unnecessary and excessive risks that threaten the value of the Company. In this regard, the Committee notes that:

•                  the Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•                  the Company’s compensation programs are weighted toward offering long-term incentives that reward sustainable performance, especially when considering the Company’s executive share ownership and holding requirements;

•                  the Company’s compensation awards are capped at reasonable and sustainable levels, as determined by a review of the Company’s economic position and prospects;

•                  the Company, through the monitoring of its Audit Committee and its Risk Oversight Committee, has robust compliance, internal control, and disclosure review and reporting programs, including regular review of both underwriting standards and the Company’s major banking relationships; and

•                  the Company’s Chief Risk Officer regularly oversees the compliance with the requirements of the risk oversight policies and programs.

The Compensation Committee has (i) reviewed with the Company’s senior risk officers the incentive compensation arrangements of our senior executive officers and made reasonable efforts to ensure that such incentive compensation arrangements did not encourage the senior executive officers to take unnecessary and excessive risks that threatened the value of the Company; (ii) reviewed with the senior risk officers the employee compensation plans and all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE COMPENSATION COMMITTEE

Andrew S. Kane, Chairman
Iris S. Chan
Paul H. Irving

COMPENSATION OF EXECUTIVE OFFICERS

It is expected that until the executive officers of the Company begin to devote significant time to the separate management of the Company and the Bank, which is not expected to occur until such time as the Company becomes actively involved in additional businesses, the executive officers will only receive compensation for services as executive officers and employees of the Bank, and no separate compensation will be paid for their services to the Company.

The following table sets forth the name and compensation of the Named Executive Officers for the fiscal years ended December 31, 2013, 2012 and 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Dominic Ng	2013	$1,000,000	$-	$2,250,000	$-	$2,401,500		$-	$59,770	$5,711,271
Chairman and Chief	2012	1,000,000	-	2,000,000	-	5,125,000	(7)	-	97,830	8,222,830
Executive Officer	2011	3,141,667	-	4,001,915	-	2,580,000		842,016	94,606	10,660,204

Julia S. Gouw	2013	$580,667	$-	$600,000	$-	$934,184		$-	$18,248	$2,133,099
President and Chief	2012	563,750	-	600,000	-	991,375		-	47,083	2,202,208
Operating Officer	2011	1,441,667	-	501,915	-	946,000		-	32,783	2,922,365

Douglas P. Krause	2013	$356,667	$-	$200,000	$-	$361,908		$230,162	$10,243	$1,158,980
Executive Vice President,	2012	337,500	-	175,000	-	331,500		203,507	38,538	1,086,045
Chief Risk Officer,	2011	590,833	-	152,915	-	289,575		163,483	11,596	1,208,402
General Counsel and
Corporate Secretary

Irene H. Oh	2013	$359,228	$-	$225,000	$-	$376,988		$-	$18,131	$979,347
Executive Vice President	2012	325,000	-	200,000	-	321,750		-	14,183	860,933
and Chief Financial Officer	2011	516,667	-	152,915	-	289,800		-	21,759	981,140

James T. Schuler	2013	$310,000	$-	$210,000	$-	$195,078		$-	$6,503	$721,581
Executive Vice President	2012	297,500	-	210,000	-	262,500		-	13,035	783,035
and Chief Human	2011	383,333	-	152,915	-	215,000		-	7,957	759,206
Resources Officer

(1)                                      In 2011, Mr. Ng received actual cash base salary of $941,667 and $2,200,000 of salary stock, which was issued net of tax for a value of $1,200,000. In 2011, Ms. Gouw received actual cash base salary of $541,667 and $900,000 in salary stock, which was issued net of tax for a value of $570,000. In 2011, Mr. Krause received actual cash base salary of $320,833 and $270,000 in salary stock, which was issued net of tax for a value of $171,000. In 2011, Ms. Oh received actual cash base salary of $291,667 and $225,000 in salary stock, which was issued net of tax for a value of $141,000. In 2011, Mr. Schuler received actual cash base salary of $283,333 and $100,000 in salary stock, which was issued net of tax for a value of $62,000. Salary stock is no longer used as a form of compensation.

(2)                                      The values in this column represent the aggregate grant date fair values of the restricted stock awards granted in 2013, 2012, and 2011 in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation—Stock Compensation. See the Company’ s Annual Report on Form 10-K, “Critical Accounting Policies” and Note 20 to the Company’s Consolidated Financial Statements for the year ended December 31, 2013 regarding the Company’s accounting for share-based compensation plans. Restricted stock awards are valued at the closing price of the Company’s stock on the date of award.

For Mr. Ng’s 2011 Stock Awards, approximately $2,500,000 of this amount is part of the special long-term retention and recognition award described in “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – Elements of Compensation: Performance Metric Added to Special Recognition Awards Granted in 2011” in this Proxy Statement.

(3)                                      No stock options were granted to the Named Executive Officers in 2013, 2012, and 2011.

(4)                                      Represents incentive compensation received in 2014, 2013 and 2012 related to fiscal years 2013, 2012 and 2011, respectively.

(5)                                      Includes the year-to-date change in the actuarial present value of the accumulated benefit under the SERP for each participating NEO only.

(6)                                      Represents all other compensation including employer contributions to the 401(k) Plan, relocation costs and perquisites including automobile allowances and financial planning services. Employer contributions to the 401(k) Plan are benefits generally available to all salaried employees. The Named Executive Officers are also provided with certain group life, health, long-term disability and medical and other non-cash benefits generally available to all salaried employees which are not included in this column pursuant to SEC rules. The costs of all perquisites have been calculated based on the actual expense paid by the Company. Any category of expenses included in the all other compensation column that exceeds $10,000, other than perquisites, is described below. All perquisites or other personal benefits greater than $25,000 or 10% of the total value of all perquisites received by the NEO are quantified and described below:

Mr. Ng received financial planning and administrative services valued at $36,990 in 2013. During 2013, Mr. Ng also received a payment for unused vacation time of $19,231. Ms. Gouw received payment for unused vacation time of $15,252 in 2013.

(7)                                      Includes a special performance-based retention cash award of $2,500,000 which was paid in February 2012 and approved in July 2011 as part of the special transformational bonus/recognition grants described in “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – Elements of Compensation: Performance Metric Added to Special Recognition Awards Granted in 2011” in this proxy statement. The Compensation Committee did not view this as being primarily attributable to 2011 performance or as part of Mr. Ng’s regular on-going annual compensation.

The following awards were granted during 2013 to the Named Executive Officers:

Grants of Plan-Based Awards in 2013 Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of	Grant Date Fair
								Shares of Stock or	Value of Equity
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Award ($) (2)
(a)	(b)	(f)	(g)	(h)	(f)	(g)	(h)	(i)	(l)
Dominic Ng	3/7/2013	$750,000	$1,500,000	$3,000,000	24,505	89,109	-	-	2,250,000

Julia S. Gouw	3/7/2013	291,750	583,500	1,167,000	6,535	23,762	-	-	600,000

Douglas P. Krause	3/7/2013	108,000	216,000	432,000	2,178	7,920	-	-	200,000

Irene H. Oh	3/7/2013	112,500	225,000	450,000	2,451	8,911	-	-	225,000

James T. Schuler	3/7/2013	78,000	156,000	312,000	2,287	8,317	-	-	210,000

(1)                                      Restricted stock units granted on March 7, 2013, include performance-based restricted stock units. 45% of the restricted stock units vest in three years; vesting is also subject to meeting pre-established earning goals. 55% of the restricted stock units vest in three years; vesting is also subject to meeting pre-established performance goals. Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

(2)                                      The grant date fair value for the restricted stock reflects FASB ASC Topic No. 718 value over the vesting period for the shares.

(3)                                      These grants show the potential payment for our Named Executive Officers under our formula-based Performance-Based Bonus Plan. Additional information regarding the Performance-Based Bonus Plan is included in the section “Compensation Discussion and Analysis – Section Three – 2013 Compensation Decisions for Named Executive Officers” in this Proxy Statement. The actual payments the Named Executive Officers received are based upon performance attained and are included in the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table” above.

The following table sets forth certain information concerning options and restricted stock held by the Named Executive Officers under the Company’s Stock Incentive Plan:

Outstanding Equity Awards at December 31, 2013

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stocks That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dominic Ng	47,914	-	38.81	2/26/2014	176,337	$6,166,505	49,010	$1,713,880
	174,964	-	21.09	2/19/2015

Julia S. Gouw	8,075	-	38.81	2/26/2014	53,150	1,858,656	13,069	457,023

Douglas P. Krause	6,460	-	38.81	2/26/2014	24,245	847,848	4,356	152,329
	14,225	-	21.09	2/19/2015

Irene H. Oh	2,153	-	38.81	2/26/2014	20,195	706,219	4,901	171,388
	5,690	-	21.09	2/19/2015

James T. Schuler	-	-	-		17,940	627,362	4,574	159,953

(1)                                      The restricted stock awards aggregate the historic grants that have not vested. The shares of restricted stock grants either vest 100% after three years or in two equal installments starting on the fourth anniversary of the grant date. Dividends are paid on shares of restricted stock at the same time dividends are paid on our outstanding shares of Common Stock. Includes performance restricted stock that have been earned but not yet vested. The performance-based restricted stock units either vest in three equal installments starting on the first anniversary of the grant date or 100% after three years. Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

(2)                                      The performance restricted stock units aggregate the historic unearned performance-based grants that have not vested. The shares of performance restricted stock units are earned when performance criteria are met and vest three years from the date of grant. Generally the performance restricted stock units have both performance requirements and vesting requirements. Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

The following table sets forth certain information concerning option exercises and stock vesting during the year for the Named Executive Officers under the Company’s Stock Incentive Plan:

Option Exercises and Stock Vested in the 2013 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Dominic Ng	-	$-	9,935	$250,467
Julia S. Gouw	18,966	194,854	19,837	491,190
Douglas P. Krause	-	-	18,710	459,322
Irene H. Oh	-	-	11,242	277,022
James T. Schuler	-	-	9,679	252,914

(1)                                     Difference between the fair market value of EWBC’s Common Stock on the date of exercise and exercise price of the option multiplied by the number of shares acquired.

(2)                                     Number of shares acquired upon vesting multiplied by the fair market value of EWBC’s Common Stock on the vesting date.

RETIREMENT PLANS

The Company has two retirement plans. The Company’s 401(k) Plan (the “401(k) Plan”) is a qualified retirement plan under the Internal Revenue Code of 1986 as amended (the “Code”) and is open to all employees of the Company and its subsidiaries with at least three months of service.

The Company also has a Supplemental Executive Retirement Plan (the “SERP”) which was established in 2001 in order to provide supplemental retirement benefits to certain employees whose contributions to the 401(k) Plan are limited under applicable Internal Revenue Service regulations. The SERP was also intended as a retention incentive to ensure the continued employment of the officers participating in the plan. At the present time, only one Named Executive Officer (Chief Risk Officer and General Counsel Douglas P. Krause) is accruing benefits under the SERP.

The following table sets forth certain information concerning pension benefits for the Named Executive Officers under the Company’s SERP:

Pension Benefits for the 2013 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Julia S. Gouw	Supplemental Executive Retirement Plan	19	$4,000,730	$275,448
Douglas P. Krause	Supplemental Executive Retirement Plan	17	1,467,940	-

(1)                                      The present value of the accumulated benefit is calculated using the same valuation assumptions used in our financial statements set forth in our Form 10-K for the year ended December 31, 2013.

In 2001, the Board of Directors designated certain employees as eligible to participate in the SERP. Of the Named Executive Officers, Ms. Gouw and Mr. Krause are the only current participants in the SERP. Benefits under the SERP include income generally payable either commencing upon a designated retirement date until age 80 or in a discounted lump sum if previously elected on or prior to December 31, 2008. A participant will be entitled to a projected benefit equal to 50% of his or her 2001 total compensation, adjusted 3% per year for cost of living. The designated retirement date is the 20th anniversary of employment by the Company and early retirement after 15 years is permitted with lower benefits. SERP benefits begin to vest after 15 years of service; however vesting accelerates to 100% upon a change in control of the Company. Upon a termination of employment for “cause,” the participant forfeits all benefits. The participant is entitled to all vested benefits in the case of a termination without “cause”. When the SERP was established, the Company purchased life insurance contracts on the participants in order to finance the cost of these benefits. Due to the tax-advantaged effect of this life insurance investment, the return on the life insurance contracts will be approximately equal to the accrued benefits to the participants under the SERP, other than in the event of accelerated vesting because of a change of control. Additionally, as part of the life insurance contracts purchased when the SERP was established, beneficiaries of the SERP participants would be entitled to a death benefit. As of December 31, 2013, beneficiaries of the SERP participants would be entitled to death benefits of $21,580,000 for Mr. Ng, $4,143,681 for Ms. Gouw, and $7,740,000 for Mr. Krause. Although, Mr. Ng is not currently a participant in the SERP, he was at the time it was established in 2001 and death benefits for his beneficiary remain in effect.

When Ms. Gouw retired from the Company on December 31, 2008, she had 19 years of service under the SERP and was eligible for early retirement under the SERP. Ms. Gouw is currently receiving distributions under the SERP. Ms. Gouw came out of retirement on November 30, 2009, to become the President and Chief Operating Officer of the Company following the transformational acquisition of the operations of United Commercial Bank. Under the terms of the SERP, she continues to receive the annual distributions whether or not she is an active employee of the Company or any other company but does not receive current accruals.

Mr. Krause had 17 years of service under the SERP as of December 31, 2013. As of December 31, 2013, the present value of the future benefit under the SERP after the 20th anniversary of employment calculated using an 8% discount rate, pursuant to the SERP documents, was $1,823,451 for Mr. Krause.

The SERP is an unfunded non-qualified plan, which means that the participants have no rights under the SERP beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the plan. There are accordingly, no assurances to the participants that upon retirement the Company will be able to pay the accrued benefits. The SERP is not an employment contract. There are no other Company plans that provide for specified retirement benefits, excluding those executives covered under the SERP.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Bank, the Company’s principal subsidiary, has entered into employment agreements with certain of the Named Executive Officers. This is intended to ensure that the Bank will be able to maintain a stable and competent management base.

Chief Executive Officer

The Bank entered into an employment agreement with its CEO, Mr. Ng, in June 1998 in connection with the sale of the Bank by its prior stockholders. This employment agreement was reapproved by the Board of Directors and amended on March 7, 2014 to provide for a termination date of March 7, 2017. In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Ng’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Ng’s resignation from the Bank upon (i) failure to re-elect him to his current offices; (ii) a material change in functions, duties or responsibilities; (iii) a relocation of his principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the employment agreement by the Bank; or (vi) his death or permanent disability, Mr. Ng, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (ii) three times the base salary currently in effect plus three times the preceding year’s bonus.

Under the assumption that Mr. Ng’s employment with the Company was terminated on December 31, 2013 for any reason other than cause, he would be entitled to receive severance payments totaling $10,875,000. Also, if Mr. Ng’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, restricted stock and performance restricted stock would become fully vested. If Mr. Ng’s employment with the Company was terminated for any reason other than cause on December 31, 2013, the market value of his unvested stock options and restricted stock which would accelerate in vesting is $0 and $7,880,385, respectively.

There is no employment contract with Mr. Ng that provides for any payments or early vesting of any stock options, any restricted stock or restricted stock units upon a change of control.

The employment contract does not contain provisions for tax gross ups upon a change of control or in any other circumstance. These were part of the contract when it was entered into in 1998 but Mr. Ng signed an amendment to his employment agreement in 2010 to remove the tax gross up provisions in view of current best practices to not provide tax gross ups as part of the executive employment agreement. There was no payment or other consideration to Mr. Ng for signing this amendment.

President and Chief Operating Officer

Ms. Gouw does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

Chief Financial Officer

Ms. Oh does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

Chief Risk Officer and General Counsel

The Bank entered into an employment agreement with its Chief Risk Officer and General Counsel, Mr. Krause, in 1999. This employment agreement was reapproved by the Board of Directors and amended on March 7, 2014 to provide for a termination date of March 7, 2017. In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Krause’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Krause’s resignation from the Bank upon (i) a material change in functions, duties or responsibilities; (ii) a relocation of principal place of his employment by more than 25 miles; (iii) liquidation or dissolution of the Bank; (iv) a breach of the employment agreement by the Bank; or (v) his death or permanent disability, Mr. Krause, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (vi) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (vii) three times the base salary currently in effect plus three times the preceding year’s bonus.

Under the assumption that Mr. Krause’s employment with the Company was terminated on December 31, 2013, for any reason other than cause, he would be entitled to receive severance payments totaling $2,074,500. Also, if Mr. Krause’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, restricted stock and performance restricted stock would become fully vested. If Mr. Krause’s employment with the Company was terminated for any reason other than cause on December 31, 2013, the market value of his unvested stock options and restricted stock which would accelerate in vesting is $0 and $1,000,177, respectively.

There is no employment contract with Mr. Krause that provides for any payments or early vesting of any stock options, or any restricted stock or restricted stock units upon a change of control, other than the SERP described in more detail above. As noted, if a change in control occurred on December 31, 2013, Mr. Krause would immediately vest and be entitled to receive payments under the SERP. The present value of the incremental benefit Mr. Krause would receive if a change in control occurred on December 31, 2013, is $1,148,250.

The employment contract does not contain provisions for tax gross ups upon a change of control or in any other circumstance. These were part of the contract when it was entered into in 1999 but Mr. Krause signed an amendment to his employment agreement in 2010 to remove the tax gross up provisions in view of current best practices to not provide tax gross ups as part of the executive employment agreements. There was no payment to Mr. Krause for signing this amendment.

Chief Human Resources Officer

Mr. Schuler has an agreement under which he will receive a severance payment of one year base salary in the event that he is terminated for any reason other than cause. Under the assumption that Mr. Schuler’s employment with the Company was terminated on December 31, 2013, for any reason other than cause, he would be entitled to receive severance payments totaling $312,000. This agreement was reapproved by the Board of Directors and amended on March 7, 2014 to provide for a termination date of March 7, 2015.

Neither the employment contract nor any other employment arrangements with Mr. Schuler provide for any payments or early vesting of any stock options, any restricted stock or restricted stock units upon a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

Except as provided herein, there are no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons.

REPORT BY THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter most recently revised and adopted by the Company’s Board of Directors on January 18, 2013. The charter of the Company’s Audit Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

The Board of Directors has determined that each of the members of the Audit Committee is independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards.

In performing its function, the Audit Committee has among other tasks:

•                    reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2013 with management and with the independent auditors;

•                    discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•                    received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

THE AUDIT COMMITTEE

Keith W. Renken, Chairman
Iris S. Chan
Tak-Chuen Clarence Kwan

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct and the Board’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors. In order to provide further clarity and guidance on these matters, the Company has adopted a written policy regarding the review, approval or ratification of related party transactions.

The policy generally provides that the Audit Committee will review and approve in advance, or will ratify, all related party transactions between the Company and our directors, director nominees, executive officers, and persons known by the Company to own more than 5% of our Common Stock, and any of their immediate family members. Related party transactions include transactions or relationships involving the Company and amounts in excess of $120,000 and in which the above related parties have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Audit Committee for review and ratification as promptly as practicable after entering into the transaction.

The Audit Committee works with the Company’s General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Audit Committee considers, among other things:

•                    the identity of the parties involved in the transaction or relationship;

•                    the facts and circumstances of the transaction or relationship, including the identity of the party involved;

•                    the material facts of the transaction or relationship;

•                    the benefits to the Company of the transaction or relationship; and

•                    the terms of the transaction, including whether those terms are fair to East West and are in the ordinary course of business and on substantially the same terms with transactions or relationships with unrelated third parties.

During 2013, the Company did not enter into any related party transactions that required review, approval or ratification under our related party transaction policy. From time to time, the Company may lend money through its subsidiary, the Bank, to various directors and corporations or other entities in which a director may own a controlling interest. These loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability and do not present other unfavorable features. The Company does not have any loans to Named Executive Officers. None of the directors or executive officers of the Company, any associate or affiliate of such persons, or persons who beneficially owned more than 5% of the outstanding shares of the Company had any transactions or proposed transactions greater than $120,000 during the past year with the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” the Ratification of Auditors

KPMG LLP has been approved by the Audit Committee of the Company to be the independent auditors of the Company for the 2014 fiscal year. The stockholders are being asked to ratify the selection of KPMG LLP. If the stockholders do not ratify such selection by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its selection. Under applicable SEC regulations, the selection of the independent auditors is solely the responsibility of the Audit Committee.

Representatives from the firm of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if they desire to do so, and will be available to respond to stockholders’ questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Company and the Bank is KPMG LLP. KPMG LLP performed both audit and non-audit professional services for and on behalf of the Company and its subsidiaries in 2012 and 2013.

The following table sets forth information regarding the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2013 and 2012, respectively.

	2013	2012
Audit Fees (a)	$1,977,542	$1,970,000
Audit-Related Fees (b)	100,000	77,000
Tax Fees (c)	8,000	-
	$2,085,542	$2,047,000

(a)                                      Audit fees consists of fees paid to KPMG for professional services rendered by KPMG for the audit of the Company’s consolidated financial statements in the Form 10-K and review of financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements.

(b)                                      Audit-related fees consist of certain professional services provided by KPMG Hong Kong in connection with the review of regulatory filings for the Bank’s Hong Kong branch.

(c)                                      Tax fees include tax compliance, planning and advisory services.

All work performed by independent auditors must be pre-approved by the Audit Committee. All audit-related, tax and other services were reviewed and approved by the Audit Committee, which concluded that the provision of these limited services by KPMG LLP did not compromise that firm’s independence in the conduct of its auditing function. All professional services rendered by KPMG LLP during 2013 were furnished at customary rates and terms.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors Recommends a Vote “For” the Approval of This Resolution

The Company believes that our overall executive compensation program, as described in the CD&A, is designed to pay for performance and directly aligns the interests of our executive officers with the long-term interests of our stockholders.

In deciding how to vote on this proposal, the Board requests that you consider both our executive compensation program and the strong performance of the Company. In 2013, the Company was among the top performers of its 2013 Peer Group by numerous industry measures and has been among the top performers for many years.  The Company has increased earnings per share for five consecutive years and at a rate substantially greater than the 2013 Peer Group average.  It has also outperformed the 2013 Peer Group in terms of return on equity, return on assets and other key metrics. We are in the top 10 of all banks in the country with assets over $20 billion in terms of return on equity, return on assets and net interest margin, per SNL Financial LC. See “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2013 Financial Performance” in this Proxy Statement for more details.

These accomplishments also contributed to strong total shareholder returns in 2013. Our 2013 total shareholder return was 66.31% as compared to our 2013 Peer Group averages of 43.12% and compared to the KBW Regional Bank Index of 43.66%.  Looking back over three years and five years our annualized total shareholder return was 23.35% and 18.28% respectively, compared to our 2013 Peer Group with average returns of 11.05% and 8.36% respectively over these periods and compared to the KBW Regional Bank Index with returns of 13.78% and 5.71%, respectively, over these periods.

As described in the CD&A, our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of our stockholders. A large majority of the total compensation of our NEOs is at risk each year and is tied to short-term and long-term corporate performance, and therefore the value of that compensation varies widely depending upon the results we provide for our stockholders. In addition, our executive compensation program reflects many best practices that are intended to further align executive compensation with stockholder interests and to mitigate risk, furthering the long-term interests of our stockholders.

An essential part of our Company’s success is the continuing execution of our proven and unique business model and values. As described in the CD&A, our compensation program is also designed to attract, retain, motivate and develop the senior executives who are essential to executing the Company’s business model and delivering the financial solutions and quality services that are critical to attaining our goals and increasing stockholder value.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) provides for stockholders to vote to approve, on a non-binding basis, the compensation of our NEOs every year, every second year, or every third year.  In 2011, the Board of Directors determined that it is in the best interest of the Company and our stockholders to submit the “Say on Pay” proposal to our stockholders on an annual basis and this proposal was approved by the stockholders.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. Accordingly, the Company is presenting the following advisory proposal for stockholder approval:

“Resolved, that the stockholders hereby approve the compensation of our Named Executive Officers as reflected in this Proxy Statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the Board of Directors. In the event this non-binding proposal is not approved by our stockholders, then such a vote shall neither be construed as overruling a decision by our Board of Directors or our Compensation Committee, nor create or imply any additional fiduciary duty by our Board of Directors or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and Compensation Committee will consider the non-binding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in the proxy materials for the 2015 annual meeting of stockholders must be received by the Secretary of East West Bancorp, 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101 by November 27, 2014 (120 days prior to the anniversary of this year’s mailing date).

Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2015 annual meeting of stockholders is February 10, 2015 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxyholders will be allowed to use their discretionary voting authority to vote against the shareholder proposal without discussion when and if the proposal is raised at the 2015 annual meeting of stockholders.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Meeting. The enclosed Proxy grants the Proxyholders discretionary authority to vote on any matter properly brought before the Meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 will be mailed to all stockholders. The annual report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2013, and the report thereon of KPMG LLP, the Company’s independent registered public accounting firm.

OTHER BUSINESS

Management knows of no business, which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

EAST WEST BANCORP, INC.

DOUGLAS P. KRAUSE
Corporate Secretary
Pasadena, California
March 27, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X EAST WEST BANCORP, INC. 01T72A 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IMPORTANT ANNUAL MEETING INFORMATION + A 2. Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2014 4. Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting 1. Election of Directors. The election of all directors to serve until the next annual meeting of shareholders and to serve until his or her successors are elected and qualified Nominees: Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. 01 - Iris S. Chan 04 - Paul H. Irving 07 - Herman Y. Li 02 - Rudolph I. Estrada 05 - Tak-Chuen Clarence Kwan 08 - Jack C. Liu 09 - Dominic Ng For Withhold For Withhold For Withhold 3. Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation 10 - Keith W. Renken For Against Abstain For Against Abstain 03 - Julia S. Gouw 06 - John Lee MMMMMMMMMMMM 1 8 7 7 8 7 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Annual Meeting of Stockholders – Tuesday, May 6, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Julia S. Gouw and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., on Tuesday, May 6, 2014, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS), 2 (RATIFICATION OF AUDITORS) AND 3 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY — EAST WEST BANCORP, INC.